                                                                 Exhibit (a)(10)
                               NMT MEDICAL, INC.

                  OFFER TO EXCHANGE OUTSTANDING OPTIONS HAVING

        AN EXERCISE PRICE OF $4.00 PER SHARE OR GREATER FOR NEW OPTIONS


--------------------------------------------------------------------------------
       THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, BOSTON, MASSACHUSETTS TIME, ON APRIL 23, 2001, UNLESS THE OFFER IS EXTENDED.
--------------------------------------------------------------------------------

     NMT Medical, Inc. is offering its full-time employees the opportunity to exchange certain outstanding stock options having an exercise price of $4.00 per share (the "eligible options") for new options that we will grant to purchase shares of our common stock (the "new options"). If you wish to accept this offer, you must return all of your eligible options. No partial returns will be exchanged.

     We are making this offer upon the terms and subject to the conditions described in this "Offer to Exchange" and in the related Cover Letter and attached Summary of Terms (which together, as they may be amended from time to time, constitute the "offer"). This offer is not conditioned upon a minimum number of options being exchanged. This offer is subject to conditions that we describe in section 6 of this Offer to Exchange.

     WHICH OPTIONS ARE ELIGIBLE OPTIONS? All options having an exercise price of $4.00 per share or greater that are currently outstanding under our 1994 Stock Option Plan, 1996 Stock Option Plan, as amended, and 1998 Stock Incentive Plan and a nonstatutory stock option grant made on May 6, 1996 pursuant to an option agreement dated as of February 20, 1997 between Randall W. Davis and NMT Medical are eligible options.

     WHO CAN PARTICIPATE IN THE EXCHANGE? You can participate in this exchange if you were and are a full-time employee of NMT Medical or one of its subsidiaries from March 27, 2001 through the date this offer expires.

     HOW MANY NEW OPTIONS WILL I RECEIVE? Each new option will be exercisable for a percentage of the number of shares of common stock subject to the eligible option. The percentage is determined by the exercise price per share of your eligible option as follows:

     PRICE PER SHARE OF ELIGIBLE OPTION                  % OF ELIGIBLE OPTION SHARES TO BE GRANTED
     ----------------------------------                  -----------------------------------------
     $4.00 or greater but less than or equal to $5.00                      65%
     $5.01 or greater but less than or equal to $7.50                      40%
     $7.51 or greater                                                      20%

     The minimum option grant will be for 250 shares of common stock regardless of the eligible option exchanged. For example, an eligible option to purchase 1,000 shares of common stock at an exercise price per share of $4.00, will be exchanged for a new option to purchase 650 shares of common stock at the new exercise price per share. Also, an eligible option to purchase 100 shares of common stock at an exercise price of $6.00 per share will be exchanged for a new option to purchase 250 shares of common stock at the new exercise price per share. The exact number of option shares that you have now and that you would have if you accepted the exchange is set forth in the enclosed Election Form.

     WHAT IS THE EXERCISE PRICE OF THE NEW OPTIONS? Each new option will have an exercise price per share equal to $2.19, the closing price for the common stock as quoted on The Nasdaq National Market on March 27, 2001, the option grant date.

     WHAT IS THE VESTING PERIOD AND TERM OF THE NEW OPTIONS? Each new option will vest in equal annual installments over a four-year period beginning on the option grant date, March 27, 2001. Accordingly, the first vest date will be March 27, 2002, when 1/4 (25%) of the number of shares subject to each new option will be vested and exercisable. On March 27, 2005, the new options will be fully vested and exercisable. In addition, each new option will become immediately exercisable in full upon an acquisition event of NMT as described more fully in section 1 of the Offer to Exchange. Each new option will have a ten-year term that expires on March 26, 2011.

     WHAT DOES THE COMPANY RECOMMEND THAT I DO? The Board of Directors has approved this offer and recommends that employees accept it. The new options will have a lower exercise price and accelerated vesting upon an acquisition event of NMT Medical. However, if you believe that you will not be an employee of NMT Medical on March 27, 2002 when the new options first vest, the Board of Directors recommends that you not accept the offer. Generally, you can exercise vested options, including your eligible options that are not exchanged, for a period of three months following your termination of employment but only to the extent such options are vested. Accordingly, if you terminate your employment prior to March 27, 2002, then your new options will not have vested and, therefore, you will not be able to exercise them. The Board of Directors recognizes that the decision to accept is an individual one that should be based on a variety of factors and you should consult with your personal advisors if you have questions about your financial or tax situation.

     Shares of our common stock are quoted on The Nasdaq National Market under the symbol "NMTI". On March 23, 2001, the closing price of our common stock on The Nasdaq National Market was $1.75 per share. We recommend that you obtain current market quotations for our common stock before deciding whether to elect to exchange your options.

     You should direct questions about this offer or requests for assistance or for additional copies of the Offer to Exchange or the Cover Letter with the Summary of Terms to Philip A. Hoffstein of NMT Medical at (617) 737-0930.

                                   IMPORTANT

     Regardless of whether you accept or reject this offer, you must complete and sign the Election Form and return it to Philip A. Hoffstein before midnight, Boston, Massachusetts Time, on April 23, 2001. You do not need to return your stock option letter agreements for your eligible options to effectively elect to accept this offer.

     The information about this offer from NMT Medical is limited to this document and the enclosed cover letter and attached summary of terms.

                               TABLE OF CONTENTS

                                                                     Page
                                                                     ----
Summary Term Sheet................................................... 1

THE OFFER...........................................................  6
1.  NUMBER OF OPTIONS; EXPIRATION DATE..............................  6
2.  PURPOSE OF THE OFFER............................................  6
3.  PROCEDURES......................................................  8
4.  CHANGE IN ELECTION..............................................  8
5.  CANCELLATION  OF ELIGIBLE OPTIONS AND ISSUANCE OF NEW OPTIONS...  8
6.  CONDITIONS OF THE OFFER.........................................  9
7.  PRICE RANGE OF COMMON STOCK..................................... 10
8.  SOURCE AND AMOUNT OF CONSIDERATION; TERMS OF NEW OPTIONS........ 10
9.  INFORMATION ABOUT NMT MEDICAL, INC.; RISK FACTORS;
    SELECTED FINANCIAL INFORMATION.................................. 12
10. INTERESTS OF DIRECTORS AND OFFICERS; TRANSACTIONS AND
    ARRANGEMENTS ABOUT THE OPTIONS................................   19
11. STATUS OF OPTIONS ACQUIRED BY US IN THE OFFER; ACCOUNTING
    CONSEQUENCES OF THE OFFER......................................  19
12. LEGAL MATTERS; REGULATORY APPROVALS............................  20
13. MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES..................  20
14. EXTENSION OF OFFER; TERMINATION; AMENDMENT.....................  22
15. FEES AND EXPENSES..............................................  23
16. ADDITIONAL INFORMATION.........................................  23
17. FORWARD LOOKING STATEMENTS; MISCELLANEOUS......................  24

SCHEDULE A  INFORMATION ABOUT THE DIRECTORS AND EXECUTIVE OFFICERS
    OF NMT MEDICAL, INC............................................  25
Appendix 1  Audited Financial Information about NMT Medical, Inc...  A-1
Appendix 2  Unaudited Financial Information about NMT Medical, Inc.  B-1


                              SUMMARY TERM SHEET

     The following are answers to some of the questions that you may have about this offer. We urge you to carefully read the remainder of this Offer to Exchange and the accompanying Cover Letter because the information in this summary is not complete. We have included references to the relevant sections of this Offer to Exchange where you can find a more complete description of the topics in this summary.

Q.1.  WHAT SECURITIES ARE WE OFFERING TO EXCHANGE?

     We are offering to exchange all outstanding stock options having an exercise price of $4.00 per share or greater that are outstanding under any of NMT's option plans and under a nonstatutory option grant made on May 6, 1996 to Mr. Randall W. Davis pursuant to an option agreement, dated as of February 20, 1997, between NMT Medical and Mr. Davis, held by individuals who are full-time employees of NMT Medical or one of its subsidiaries from March 27, 2001 through April 23, 2001, the expiration date of this Offer to Exchange expires. (Section
1)

Q.2.  WHY ARE WE MAKING THE OFFER?

     We as a company are philosophically committed to the concept of employees as owners, and in light of the recent stock market volatility, many of our outstanding options have exercise prices that are significantly higher than the current market price of our common stock. We felt it appropriate to offer this exchange program will help us advance our philosophy.

Q.3.  WHAT IS THE STATUS OF NMT'S CONTINUED LISTING ON NASDAQ?

     The Nasdaq National Market sent a delisting determination letter to NMT Medical for failure to comply with the Nasdaq National Market's continued listing requirements. NMT has appealed this determination at a hearing before a delisting panel heard on March 22, 2001. At this hearing, NMT presented its audited financial statements for the year ended December 31, 2000 demonstrating compliance with Nasdaq's requirement. NMT Medical expects the panel's decision during mid April. If the panel decides to deny NMT Medical's appeal, NMT Medical will be delisted without prior notice. If we are delisted, we will have constrained access to capital markets and you may find it more difficult to buy and sell our securities.

Q.4.  ARE THERE CONDITIONS TO THE OFFER?

     The offer is subject to a number of conditions, including the conditions described in Section 6. However, the offer is not conditioned on a minimum number of option holders accepting the offer or a minimum number of options being exchanged.

Q.5. ARE THERE ANY ELIGIBILITY REQUIREMENTS I MUST SATISFY IN ORDER TO RECEIVE THE NEW OPTIONS?

     You must have been a full-time employee of NMT Medical or one of our subsidiaries from March 27, 2001 through April 23, 2001, the date the offer expires. If you are not a full-time employee of NMT Medical or one of our subsidiaries on each of those dates, you will not be eligible to accept this offer.

Q.6. WHAT IF I AM AN EMPLOYEE OF NMT MEDICAL WHEN THE OFFER EXPIRES, BUT NOT AN EMPLOYEE ON MARCH 27, 2002 WHEN THE NEW OPTIONS FIRST VEST?

     Your eligible options may currently be fully or partially vested. If you do not accept the offer, then when your employment with NMT Medical ends, you generally will be able to exercise your eligible options for three months to the extent those options are vested on the day your employment ends. However, if you accept the offer, your eligible options will be cancelled. The new options you receive will not vest at all before your employment ends. As a result, when your employment ends, you will not be able to exercise the new options. Accordingly, If you will not be an employee on March 27, 2002 when the new options first vest, we recommend that you not accept the offer.

Q.7.  HOW MANY NEW OPTIONS WILL I RECEIVE IN EXCHANGE FOR THE OPTIONS I RETURN?

  Each new option will be exercisable for a percentage of the number of shares of common stock subject to the eligible option. The percentage is determined by the exercise price per share of your eligible option as follows:

PRICE PER SHARE OF ELIGIBLE OPTION                    % OF ELIGIBLE OPTION SHARES TO BE GRANTED
  $4.00 or greater but less than or equal to $5.00        65%
  $5.01 or greater but less than or equal to $7.50        40%
  $7.51 or greater                                        20%


     The minimum option grant will be for 250 shares of common stock regardless of the eligible option exchanged. If you have an eligible option to purchase 100 shares of common stock at an exercise price of $6.00 per share, then you will
receive a new option to purchase 250 shares of common stock.    The exact number
of option shares that you have now and that you would have if you accepted the offer is set forth in the enclosed Election Form.

     Here are some examples:

     If you return an eligible option to purchase 1,000 shares of common stock at an exercise price of $4.00 per share, then you will receive a new option to purchase 650 shares of common stock (65% of 1,000 shares) at the new exercise price per share. We will not grant any new options for less than 250 shares.

     If you return an eligible option to purchase 1,000 shares of common stock at an exercise price of $6.00 per share, then you will receive a new option to purchase 400 shares of common stock (40% of 1,000 shares) at the new exercise price per share. We will not grant any new options for less than 250 shares.

     If you return an eligible option to purchase 2,000 shares of common stock at an exercise price of $8.00 per share, then you will receive a new option to purchase 400 shares of common stock (20% of 2,000 shares) at the new exercise price per share. We will not grant any new options for less than 250 shares.

     If you return an eligible option to purchase 100 shares of common stock at an exercise price of $4.00 per share, then you will receive a new option to purchase 250 shares of common stock at the new exercise price per share.

Q.8.  WHEN WILL I RECEIVE MY NEW OPTIONS?

     The new options will have a grant date of March 27, 2001. We expect to distribute the new option agreements within six to eight weeks after the expiration of this offer.

Q.9.  WHAT WILL THE EXERCISE PRICE OF THE NEW OPTIONS BE?

     The new options will have an exercise price of $2.19 per share which is equal to the closing price for the NMT Medical common stock as quoted on The Nasdaq National Market on the date the new option is granted, March 27, 2001. We recommend that you obtain current market quotations for our common stock before deciding whether to elect to exchange your options. (Section 8)

Q.10.  WHEN WILL THE NEW OPTIONS VEST?

     Each new option will vest in equal annual installments over a four-year period beginning on the date the new option is granted, March 27, 2001. Accordingly, the first vest date will be March 27, 2002, when 1/4 (25%) of the number of shares subject to each new option will be vested and exercisable. On March 27, 2005, the new options will be fully vested and exercisable. In addition, each new option will become immediately exercisable in full upon an acquisition event of NMT as described more fully in Section 1 of the Offer to Exchange.

     For example, if we grant a new option for 1,000 shares of common stock to you:

     . Your right to purchase 250 shares will vest on March 27, 2002; and . Your right to purchase an additional 250 shares will vest on each anniversary of the grant date. The new option will become fully vested as of March 27, 2005.

Q.11.  WHEN WILL THE NEW OPTIONS EXPIRE?

     The new options will expire at 11:59 p.m., Boston, Massachusetts Time, on March 26, 2011.

Q.12. WILL I HAVE TO WAIT LONGER TO PURCHASE COMMON STOCK UNDER MY NEW OPTIONS THAN I WOULD UNDER THE OPTIONS I EXCHANGE?

     Yes, to the extent your eligible options vested before March 27, 2002. The new options you receive will not be vested, even if the options you exchange are fully or partially vested. You will not be able to exercise the new options until March 27, 2002 when 1/4 of the new options will vest.

Q.13. IF I ELECT TO EXCHANGE ELIGIBLE OPTIONS, DO I HAVE TO EXCHANGE ALL OF MY ELIGIBLE OPTIONS OR CAN I JUST EXCHANGE SOME OF THEM?

     Even if you have more than one eligible option, then you must exchange all of your eligible options. For example, if you have three option grants at different exercise prices ($1.50, $4.00 and $10.00, respectively), and you accept the offer, you must exchange the $4.00 and $10.00 options. You will not be able to exchange the $1.50 option.

Q.14.  WILL I HAVE TO PAY TAXES IF I EXCHANGE MY OPTIONS IN THE OFFER?

     If you accept the offer, you will not recognize income for U.S. federal income tax purposes at the time of the exchange or at the time we grant new options to you. We recommend that you consult with your own tax advisor to determine the tax consequences of accepting the offer. If you are an employee based outside of the United States, we recommend that you consult with your own tax advisor to determine the tax and social contribution consequences of this transaction under the laws of the country in which you live and work. (Section
13)

Q.15. IF MY CURRENT OPTIONS ARE INCENTIVE STOCK OPTIONS, WILL MY NEW OPTIONS BE INCENTIVE STOCK OPTIONS?
     Yes.   All new options are intended to be incentive stock options.
(Section 13)

Q.16. IF I HAVE INCENTIVE STOCK OPTIONS, WHAT HAPPENS IF I ELECT NOT TO EXCHANGE THEM IN THIS OFFER?
     You will not be subject to current income tax if you do not elect to exchange your eligible incentive stock options for new options.

     If your eligible option is an incentive stock option and you do not accept the offer, for federal income tax purposes only, your option will be treated as if were cancelled and granted as a new option on March 27, 2001, the date of the offer. The deemed grant of the new option would be tested under the Internal Revenue Code to determine if it is an incentive stock option. Under the Internal Revenue Code Section 422, the deemed "new" option will qualify as an incentive stock option because

     . the exercise price of the option (which will be equal to or greater than $4.00) will exceed $2.19, the fair market value of the stock of NMT Medical on March 27, 2001, the date of grant,
     . the option was granted pursuant to a plan approved by shareholders, . the option holder is an employee,

     . the option is not transferable and
     . the term of the option is 10 years or less.

However, if the deemed re-grant causes more than $100,000 of stock to become vested under incentive stock options during the calendar year 2001, under
Section 422(d) of the Internal Revenue Code any amount excess of $100,000 will be treated as a nonqualified option. NMT Medical believes that no one's options will exceed the $100,000 limitation if they do not accept the offer. In addition, the grant date for the option will be the March 27, 2001, date of the offer rather than the date it was originally granted. If your eligible option is a nonqualified option there will be no tax consequences of not accepting the offer. (Section 13)


Q.17.  WHAT ACCOUNTING IMPACT WILL THE OFFER HAVE ON NMT MEDICAL?

     As a result of our decision to extend this offer to our employees, all new options and all eligible options that are not exchanged and cancelled under this offer will be treated for financial reporting purposes as variable awards. This means that we will be required to record the non-cash accounting impact of decreases and increases in NMT Medical's stock price in compensation expense in connection with the new options and any eligible options that are not exchanged and cancelled under the offer. We will have to continue this variable accounting with respect to these options until the options are exercised, forfeited or terminated. The higher the market value of our common stock, the greater the compensation expense we will record.

Q.18. WHEN DOES THE OFFER EXPIRE? CAN THE OFFER BE EXTENDED, AND IF SO, HOW WILL I KNOW IF IT IS EXTENDED?

     The offer expires on April 23, 2001, at midnight, Boston, Massachusetts Time, unless we extend it.

     Although we do not currently intend to do so, we may, in our discretion, extend the offer at any time. If we extend the offer, we will publicly announce the extension. (Section 14)

Q.19.  WHAT DO I NEED TO DO?

     Whether you accept the offer or not, you need to make your election and sign the Election Form and deliver it to Philip A. Hoffstein before midnight, Boston, Massachusetts Time, on April 23, 2001. If you have questions about delivery, you may contact Philip A. Hoffstein at (617) 737-0930. You should review the Offer to Exchange, the Cover Letter and Summary of Terms, the Election Form and all of their attachments before making your election. We will only accept a paper copy of your Election Form. Delivery by email will not be accepted.

     If we extend the offer beyond April 23, 2001, then you must sign and
deliver the Election Form before the extended expiration of the offer.   We may
reject any eligible options to the extent that we determine the Election Form is not properly completed or to the extent that we determine it would be unlawful to accept the options. Although we may later extend, terminate or amend the offer, we currently expect to exchange all properly exchanged options promptly after the offer expires on April 23, 2001. If you do not sign and deliver the Election Form before the offer expires, it will have the same effect as if you rejected the offer.

Q.20.  DURING WHAT PERIOD OF TIME MAY I CHANGE MY PREVIOUS ELECTION?

     You may change your previous election at any time before midnight, Boston, Massachusetts Time, on April 23, 2001. If we extend the offer beyond that time, you may change your previous election at any time until the extended expiration of the offer. To change your election, you must deliver a change of election form to Philip A. Hoffstein before the offer expires. You may change your election more than once. In addition, unless accepted for exchange by NMT Medical as provided in the Offer to Exchange, you may change your election after midnight, Boston, Massachusetts Time, on May 21, 2001.

Q.21.  WHAT HAPPENS TO MY OPTIONS IF I DO NOT ACCEPT THE OFFER TO EXCHANGE?

     Nothing. If you do not accept the offer, you will keep all of your current options and you will not receive any new options. No changes will be made to your current options. However, if you currently have incentive stock options that are eligible options under this offer and you do not accept the offer, see Question 15 above.

Q.22.  WHAT DO WE AND OUR BOARD OF DIRECTORS THINK OF THE OFFER?

     The Board of Directors has approved this offer and recommends that employees who will continue their employment through March 27, 2002 accept it. The new options will have a lower exercise price and accelerated vesting upon an acquisition event of NMT Medical. However, if you believe that you will not be an employee of NMT Medical on March 27, 2002 when the new options first vest, the Board of Directors recommends that you not accept the offer. Generally, you can exercise vested options including your eligible options that are not exchanged, for a period of three months following your termination of employment but only to the extent such options are vested. Accordingly, if you terminate your employment prior to March 27, 2002, then your new options will not have vested and, therefore, you will not be able to exercise them. The Board of Directors recognizes that the decision to accept the offer is an individual one that should be based on a variety of factors and you should consult with your personal advisors if you have questions about your financial or tax situation.

Q.23.  WHO CAN I TALK TO IF I HAVE QUESTIONS ABOUT THE OFFER?

     For additional information or assistance, you should contact Philip A. Hoffstein at (617) 737-0930.

                                   THE OFFER

1.  NUMBER OF OPTIONS; EXPIRATION DATE.

     We are offering to exchange new options to purchase common stock in return for all eligible options. Eligible options are all outstanding options that have an exercise price of $4.00 per share or greater. In addition, this offer does not include the class of options held by option holders who have not been full-time employees of NMT Medical or one of its subsidiaries from March 27, 2001 through the date the offer expires.

     If you accept the offer, then you must return all of your options having an exercise price of more than $4.00 per share. We will not exchange partial returns. Our offer is subject to the terms and conditions described in this Offer to Exchange, and the Cover Letter and attached Summary of Terms. We will only exchange options that are properly returned and not validly withdrawn in accordance with section 5 of this Offer to Exchange before the offer expires on the "expiration date" as defined below.

     Each new option will vest in equal annual installments over a four-year period beginning on the first anniversary of the date the new option is granted, March 27, 2001. Accordingly, the first vest date will be March 27, 2002, when 1/4 (25%) of the number of shares subject to each new option will be vested and exercisable. On March 27, 2005, the new options will be fully vested and exercisable. In addition, each new option will become immediately exercisable in full upon an acquisition event of NMT Medical as long as you are an employee of NMT Medical or one of its subsidiaries at such time. An acquisition event of NMT Medical includes (a) any merger or consolidation of NMT Medical with or into another entity as a result of which the common stock of NMT Medical is converted into or exchanged for the right to receive cash, securities or other property or
(b) any exchange of shares of NMT Medical for cash, securities or other property pursuant to a statutory share exchange transaction or (c) the liquidation, dissolution or other similar event involving NMT Medical.

     We will not issue any options exercisable for fractional shares, and will round up all fractional shares. The minimum option grant will be for 250 shares, regardless of the eligible options exchanged. The exact number of option shares that you have now and that you would have if you accepted the exchange is set forth in the enclosed Election Form. We will issue all new options under either our 1996 Stock Option Plan, as amended, or 1998 Stock Incentive Plan. In addition, we will enter into a new option agreement with you in substantially the form of the option agreements attached to this Offer to Exchange.

     The term "expiration date" means midnight, Boston, Massachusetts Time, on April 23, 2001, unless and until we, in our discretion, extend the period of time during which the offer will remain open. If we extend the period of time during which the offer remains open, the term "expiration date" will refer to the latest time and date at which the offer expires. See section 14 for a description of our rights to extend, delay, terminate and amend the offer.

     We will publish a notice if we decide to take any of the following actions:

     . we increase or decrease what we will give you in exchange for your options; or
     . we increase or decrease the number of options eligible to be exchanged in the offer.

     If the offer is scheduled to expire within ten business days from the date we notify you of such an increase or decrease, we will also extend the offer for a period of ten business days after the date the notice is published.

     A "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Boston, Massachusetts Time.

2.  PURPOSE OF THE OFFER.

     Many of our outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price of our common stock. By making this offer we intend to maximize stockholder value by creating better performance incentives for, and thus increasing retention of, our employees.

     Except as otherwise described in this Offer to Exchange or in our filings with the Securities and Exchange Commission, we presently have no plans or proposals that relate to or would result in:

     . an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving us or any of our material subsidiaries;

     . purchase or sale of a material amount of our assets or any subsidiary's assets;

     . any material change in our present dividend rate or policy, or our indebtedness or capitalization;

     . any change in our present board of directors or senior management, including a change in the number or term of directors or to fill any existing board vacancies or change any executive officer's material terms of employment;

     . any other material change in our corporate structure or business; our common stock not being authorized for quotation in an automated quotation system operated by a national securities association;

     . our common stock becoming eligible for termination of registration pursuant to section 12(g)(4) of the Securities Exchange Act of 1934, as amended;

     . the suspension of our obligation to file reports pursuant to section
       15(d) of the Securities Exchange Act;

     . the acquisition by any person of any of our securities or the disposition by any person of any of our securities, other than in connection with the option plans; or

     . any change to our certificate of incorporation or bylaws, or any actions which may make it more difficult for any person to acquire control of NMT Medical.

     Although NMT Medical has no plans or proposals that would result in the common stock not being authorized for quotation on The Nasdaq National Market, on January 26, 2001, NMT Medical received a letter from The Nasdaq National Market indicating that The Nasdaq National Market had determined to delist our common stock. We requested that The Nasdaq National Market reverse its determination at a hearing held on March 22, 2001. Based on our review of our year-end financial statements, we believe that we are in compliance with all of Nasdaq National Market's maintenance requirements. Members of the Nasdaq National Market hearing panel indicated that we should receive final determination as to potential delisting by mid-April.

     The Board of Directors has approved this offer and recommends that employees accept it. The new options will have a lower exercise price and accelerated vesting upon an acquisition event of NMT Medical. However, if you believe that you will not be an employee of NMT Medical on March 27, 2002 when the new options first vest, the Board of Directors recommends that you not accept the offer. Generally, you can exercise your options, including your eligible options that are not exchanged, for a period of three months following your termination of employment but only to the extent such options are vested. Accordingly, if you terminate your employment prior to March 27, 2002, then your new options will not have vested and, therefore, you will not be able to exercise them. The Board of Directors recognizes that the decision to accept the offer is an individual one that should be based on a variety of factors and you should consult with your personal advisors if you have questions about your financial or tax situation.

3.  PROCEDURES.

     MAKING YOUR ELECTION. To make your election to accept or reject this offer, you must make your election, sign and deliver the Election Form and any other required documents to Philip A. Hoffstein at NMT Medical before the expiration date. We will only accept a paper copy of your Election Form. Delivery by email will not be accepted. You do not need to return your stock option agreements for your eligible options to effectively elect to accept the offer.

     DETERMINATION OF VALIDITY; REJECTION OF OPTIONS; WAIVER OF DEFECTS; NO OBLIGATION TO GIVE NOTICE OF DEFECTS. We will determine, in our discretion, all questions as to the number of shares subject to eligible options or retained options, and the validity, form, eligibility (including time of receipt) and acceptance of Election Forms and Change of Election Forms. Our determination of these matters will be final and binding on all parties. We may reject any or all Election Forms, Change of Election Forms or returned options to the extent that we determine they were not properly executed or delivered or to the extent that we determine it is unlawful to accept the returned options. Otherwise, we will accept properly and timely returned Election Forms which are not validly withdrawn. We may waive any of the conditions of the offer or any defect or irregularity in any Election Form or Change in Election Form with respect to any particular options or any particular option holder. No options will be properly returned until all defects or irregularities have been cured by the option holder returning the options or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities involved in the return of any options, and no one will be liable for failing to give notice of any defects or irregularities.

     YOUR ACCEPTANCE CONSTITUTES AN AGREEMENT. If you elect to exchange your options and you return your eligible options according to the procedures described above, your acceptance will form a binding agreement between us and you on the terms and subject to the conditions of this offer unless you withdraw your acceptance and subject to our right to terminate the offer.

4.  CHANGE IN ELECTION.

     You may only change your election by following the procedures described in this section 4. If you elect to accept the offer and exchange your options and you later want to change your election to reject the offer, you must reject the offer with respect to all your eligible options. No partial rejections will be accepted. Similarly, if you elect to reject the offer and you later want to change your election to accept the offer and exchange your options, you must accept the offer with respect to all of your eligible options. We will only accept a paper copy of your Change in Election Form. Delivery by e-mail will not be accepted.

     You may change your election at any time before midnight, Boston, Massachusetts Time, on April 23, 2001. If we extend the offer beyond that time, you may change your election more than once and at any time until the extended expiration of the offer. In addition, unless accepted for exchange by NMT Medical as provided in this Offer to Exchange, you may change your election after midnight, Boston, Massachusetts Time on May 21, 2001.

     To change your election, you must deliver a Change in Election Form to Philip A. Hoffstein before the offer expires. The Change in Election Form must be signed by you, have your name on it, and must clearly indicate whether you elect to accept or reject the offer.

     Neither we nor any other person is obligated to give notice of any defects or irregularities in any Change in Election Form, and no one will be liable for failing to give notice of any defects or irregularities. We will determine, in our discretion, all questions as to the form and validity, including time of receipt, of Change in Election Forms. Our determinations of these matters will be final and binding.

5.  CANCELLATION  OF ELIGIBLE OPTIONS AND ISSUANCE OF NEW OPTIONS.

     On the terms and subject to the conditions of this offer and as promptly as practicable following the expiration date, we will timely exchange the eligible options for cancellation, and cancel all options properly returned and not validly withdrawn before the expiration date. Within six to eight weeks after expiration of this offer, you will receive your new option agreement. The new options granted in connection with this offer to exchange will have a grant date of March 27, 2001.

     Your new options will entitle you to purchase the amount of NMT Medical common stock set forth on the Election Form. This number has been calculated using the formula for new options described in section 1. If you were not an employee of NMT Medical or one of our subsidiaries from March 27, 2001 through the expiration date of this offer, you will not be eligible to accept this offer.

     We will send each option holder who accepted the offer and did not withdraw prior to the expiration date, an option agreement evidencing the new options that we granted to the option holder.

6.  CONDITIONS OF THE OFFER.

     We may terminate or amend the offer, or postpone our acceptance and cancellation of any options returned to us, in each case, subject to Rule 13e-4(f)(5) promulgated under the Securities Exchange Act, if at any time on or after March 27, 2001 and before the expiration date, we determine that any of the following events has occurred, and, in our reasonable judgment it is inadvisable for us to proceed with the offer:

     . any action or proceeding by any government agency, authority or tribunal or any other person, domestic or foreign, is threatened or pending before any court, authority, agency or tribunal that directly or indirectly challenges the making of the offer, the acquisition of some or all of the returned options, the issuance of new options, or otherwise relates to the offer or that, in our reasonable judgment, could materially and adversely affect our business, condition (financial or other), income, operations or prospects or materially impair the benefits we believe we will receive from the offer;

     . any action is threatened, pending or taken, or any approval is withheld, by any court or any authority, agency or tribunal that, in our reasonable judgment, would or might directly or indirectly:

          (a) make it illegal for us to accept some or all of the eligible options or to issue some or all of the new options or otherwise restrict or prohibit consummation of the offer or otherwise relate to the offer;
          (b) delay or restrict our ability, or render us unable, to accept the eligible options for exchange and cancellation or to issue new options for some or all of the exchanged eligible options;
          (c) materially impair the benefits we believe we will receive from the offer; or
          (d) materially and adversely affect our business, condition (financial or other), income, operations or prospects;

     . there is any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market; the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;

     . another person publicly makes or proposes a tender or exchange offer for some or all of our common stock, or an offer to merge with or acquire us, or we learn that:

          (a) any person, entity or "group," within the meaning of section 13(d)(3) of the Securities Exchange Act, has acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding shares of our common stock, or any new group shall have been formed that beneficially owns more than 5% of the outstanding shares of our common stock, other than any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC on or before March 27, 2001;

          (b) any such person, entity or group that has filed a Schedule 13D or
              Schedule 13G with the SEC on or before March 27, 2001 has acquired or proposed to acquire beneficial ownership of an additional 2% or more of the outstanding shares of our common stock; or
          (c) any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 or made a public announcement that it intends to acquire us or any of our assets or securities; or

     . any change or changes occurs in our business, condition (financial or other), assets, income, operations, prospects or stock ownership that, in our reasonable judgment, is or may be material to us.

     The conditions to the offer are for our benefit. We may assert them in our discretion before the expiration date and we may waive them at any time and from time to time, whether or not we waive any other condition to the offer. Our failure to exercise any of these rights is not a waiver of any of these rights. The waiver of any of these rights with respect to particular facts and circumstances is not a waiver with respect to any other facts and circumstances. Any determination we make concerning the events described in this section 6 will be final and binding upon everyone.

7.  PRICE RANGE OF COMMON STOCK.

     Our common stock is quoted on The Nasdaq National Market under the symbol "NMTI". The following table shows, for the periods indicated, the high and low sales prices per share of our common stock as reported by The Nasdaq National Market.

                      Quarter ended                                High          Low
                      -------------                             ---------      -----------
Fiscal Year 1999
  March 31, 1999..........................................         $5.63         $3.25
  June 30, 1999...........................................          4.50          2.38
  September 30, 1999......................................          7.50          2.75
  December 31, 1999.......................................          3.13          1.75
Fiscal Year 2000
  March 31, 2000..........................................          6.00          2.88
  June 30, 2000...........................................          4.75          2.69
  September 30, 2000......................................          4.00          2.06
  December 31, 2000.......................................          2.25          0.81
Fiscal Year 2001
  March 31, 2001 (through March 23, 2001).................          2.00          1.13

     As of March 23, 2001, the last reported sale price of our common stock, as quoted by The Nasdaq National Market, was $1.75 per share.

     We recommend that you obtain current market quotations for our common stock before deciding whether to elect to exchange your options.

8.  SOURCE AND AMOUNT OF CONSIDERATION; TERMS OF NEW OPTIONS.

     CONSIDERATION. Each new option will vest in equal annual installments over a four-year period beginning on the first anniversary of the option grant date, March 27, 2001. Accordingly, the first vest date will be March 27, 2002, when 1/4 (25%) of the number of shares subject to each new option will be vested and exercisable. On

March 27, 2005, the new options will be fully vested and exercisable. In addition, each new option will become immediately exercisable in full upon an acquisition event of NMT as described more fully in section 1.

     If all outstanding eligible options are exchanged, we will grant new options to purchase a total of 159,379 shares of our common stock. The common stock issuable upon exercise of the new options will equal approximately 1.5% of the total shares of our common stock outstanding as of December 31, 2000.

     TERMS OF NEW OPTIONS. The new options will be issued under either our 1996 Stock Option Plan or our 1998 Stock Incentive Plan (in most cases, the same option plan under which the eligible options were granted). We will enter into a new option agreement with each option holder who accepts the offer. Except with respect to:

     . the number of shares that may be purchased under the option,

     . the exercise price,

     . the date that vesting and exercisability begins,

     . the vesting period, and

     . the expiration date

and as otherwise specified in this offer, the terms and conditions of the new options will be substantially the same as the terms and conditions of the eligible options. The terms and conditions of the new options will be substantially similar to one another, regardless of the option plan under which they are issued.

     The issuance of new options under this offer will not create any contractual or other right of the recipients to receive any future grants of stock options or benefits in lieu of stock options.

     The following description of the option plans and the new option agreements are summaries, and are not complete. Complete information about the option plans and the new options is included in the option plans and the new option agreement between you and us. The forms of the new option agreements have been filed with the SEC as exhibits to the Schedule TO. Please contact us at 27 Wormwood Street, Boston, Massachusetts 02210, Attn: Mr. Philip A. Hoffstein, to request copies of the option plans or the forms of the new option agreements. Copies will be provided promptly and at our expense.

     GENERAL. As of December 31, 2000, the maximum number of shares of common stock we can issue in connection with options granted under the 1996 Stock Option Plan and 1998 Stock Incentive Plan, respectively, was 600,000 shares and 800,000 shares. No one person may receive options to purchase more than 200,000 shares under the 1998 Stock Incentive Plan in any one fiscal year. Both the 1996 Stock Option Plan and the 1998 Stock Incentive Plan permit us to grant options intended to qualify as incentive options under the Internal Revenue Code along with nonqualified options which are options that do not qualify as incentive stock options. The new options will qualify as incentive stock options.

     ADMINISTRATION. The option plans are administered by the Plan Administrator. The Plan Administrator members are intended to be "non-employee directors" as defined in Rule 16b-3 promulgated under the Securities Exchange Act and "outside directors" for purposes of section 162(m) of the Internal Revenue Code. The Plan Administrator members are appointed by our Board of Directors to serve for the terms specified by the Board. The Board may remove or reconstitute the Plan Administrator at any time, subject to the requirements of Rule 16b-3. The current Plan Administrator of each option plan maintained by NMT Medical is the Stock Option Committee of the Board of Directors.

     TERM. The term of each option granted under the plan is fixed by the Plan Administrator at the time of grant. The new options to be granted under the offer will have a term of ten years that expires at 11:59 p.m., Boston, Massachusetts Time, on March 26, 2011.

     TERMINATION. The Plan Administrator has the authority to determine the period of time, if any, after you retire, die, become disabled or your employment is otherwise terminated during which you may exercise such options. Except as your new option agreement or the option plan under which it is granted otherwise provides, the new options will terminate following termination of your employment. In that case, your new option will be exercisable, to the extent of the number of shares vested and exercisable at the date of such termination, (a) within one year of termination, if the termination is the result of your death or disability or (b) within three months of termination for any other reason except your termination for cause. However, in no event can a new option be exercised after its expiration date. Any new option that is exercisable at the time of your death may be exercised, to the extent of the number of shares vested and exercisable at the date of death, within one year after the date of death, but in no event later than the expiration date of the option, by the personal representative of your estate, the person(s) to whom your rights under the option have passed by will or by applicable law or the beneficiary designated in accordance with the provisions of the plan under which the option was granted. Unless your option agreement otherwise provides, your options will terminate immediately if your employment terminates "for cause," as defined in the option plan under which the option is granted.

     EXERCISE PRICE. The new options will have an exercise price equal to $2.19 per share, the closing price for the NMT Medical common stock as quoted by The Nasdaq National Market for the date of grant of the new option, March 27, 2001.

     VESTING AND EXERCISE. The Plan Administrator has the authority to determine the time or times at which options granted under the plans may be exercised. The Plan Administrator may also accelerate the exercisability of options. Each new option will vest in equal annual installments over a four-year period beginning on the first anniversary of the option grant date, March 27, 2001. Accordingly, the first vest date will be March 27, 2002, when 1/4 (25%) of the number of shares subject to each new option will be vested and exercisable. On March 27, 2005, the new options will be fully vested and exercisable. In addition, each new option will become immediately exercisable in full upon an acquisition event of NMT Medical as long as you are an employee of NMT Medical or one of its subsidiaries at such time. An acquisition event of NMT Medical includes (a) any merger or consolidation of NMT Medical with or into another entity as a result of which the common stock of NMT Medical is converted into or exchanged for the right to receive cash, securities or other property or
(b) any exchange of shares of NMT Medical for cash, securities or other property pursuant to a statutory share exchange transaction or (c) the liquidation, dissolution or other similar event involving NMT Medical. Generally, you may exercise your new options for a period of three months following the termination of your employment to the extent such options have vested.

     TAX CONSEQUENCES. You should refer to section 13 for a discussion of the material U.S. federal income tax consequences of the new options and the eligible options, as well as the consequences of accepting or rejecting the new options under this offer to exchange. If you are an employee based outside of the United States, we recommend that you consult with your own tax advisor to determine the tax and social contribution consequences of this transaction under the laws of the country in which you live and work.

     REGISTRATION OF OPTION SHARES. All shares of common stock issuable upon exercise of options under the option plans, including the shares that will be issuable upon exercise of all new options have been registered under the Securities Act on a registration statement on Form S-8 filed with the SEC. Unless you are considered an "affiliate" of NMT Medical, you will be able to sell your option shares free of any transfer restrictions under applicable securities laws.

9. INFORMATION ABOUT NMT MEDICAL, INC.; RISK FACTORS; SELECTED FINANCIAL INFORMATION

     INFORMATION ABOUT NMT MEDICAL, INC. NMT Medical designs, develops and markets innovative medical devices that utilize advanced technologies and are delivered by minimally invasive procedures. NMT Medical's products are designed to offer alternative approaches to existing complex treatments, thereby reducing patient trauma, shortening procedure, hospitalization and recovery times, and lowering overall treatment costs. NMT Medical's business is conducted through two divisions: Nitinol, which markets septal repair devices, vena cava filters and self-expanding stents, and NMT Neurosciences, which develops, manufactures and markets specialty implants and instruments for neurosurgery, including cerebral spinal fluid shunts, the Spetzler(TM) Titanium Aneurysm Clip and endoscopes and instrumentation for minimally invasive neurosurgery.

     NMT Medical was incorporated in Delaware in July 1986 to develop and commercialize medical devices using Nitinol, a nickel-titanium alloy with unique superelastic and thermal shape memory characteristics. Our principal corporate offices are located in Boston, Massachusetts. We completed our initial public offering in September 1996, and our common stock is listed on The Nasdaq National Market under the symbol "NMTI".

     See "Additional Information" in section 16 for instructions on how you can obtain copies of our SEC filings, including filings that contain our financial statements.

     RISK FACTORS. The following important factors, among others, could cause NMT Medical's actual results to be materially and adversely affected.

WE HAVE HISTORICALLY FAILED TO MEET COVENANTS IN OUR LOAN AGREEMENTS AND MAY FACE DIFFICULTIES IN MEETING THEM IN THE FUTURE.

     We financed a significant portion of the acquisition of our neurosurgical instruments business with $20 million of subordinated debt borrowed from an affiliate of Whitney & Co., one of our significant stockholders. As of December 31, 1999 and through the first nine months of 2000, we were not in compliance with certain of the debt covenants and obtained necessary waivers of default from the lender. As of December 31, 2000 the subordinated debt covenants have been modified and the Company is in compliance as of that date. In connection with the revised covenants the Company has agreed to a further subordinated note repayment of $800,000 in April 2001. Although we believe that we will be able to satisfy the covenants as modified, our failure to meet our financial plan could result in our breach of certain of the covenants. If we breach any of these covenants and are not successful in obtaining a waiver, the noteholder could demand immediate repayment of the note. In addition, in the event of a breach of certain of the covenants, the interest rate we owe in connection with the debt may increase. We may seek to refinance this debt. We cannot be certain that we will be able to refinance on terms that are favorable to us or at all.

WE MAY FACE DIFFICULTIES IN SATISFYING OUR FUTURE CAPITAL REQUIREMENTS.

     In the event that we are unable to obtain access to additional capital on terms that are favorable to us or at all, we may fail to meet our financial plan. Moreover, our failure to meet our financial plan could result in our breach of certain debt covenants. Our capital requirements will depend on a number of factors, including:

     . product sales;
     . progress of research and development programs and preclinical and clinical testing;
     . cost and time involved in obtaining regulatory approvals, and cost of filing, prosecuting, defending and enforcing patent claims and other intellectual property rights; and
     . unanticipated needs for capital, such as a successful claim for indemnification by the buyer of our neurosurgical instruments business against us under the purchase agreement.

WE MAY FACE CHALLENGES MAINTAINING OUR NASDAQ NATIONAL MARKET LISTING.

     On January 26, 2001, we received a delisting notification from the Nasdaq National Market for failure to maintain net tangible assets of at least $4 million. We appealed this determination and, on March 22, 2001, we appeared before a hearing panel of the Nasdaq National Market and presented evidence of our ability to meet the Nasdaq National Market maintenance requirements. Although we believe that we will continue to meet the requirements for inclusion on the Nasdaq National Market, we cannot assure you that the panel will find in our favor. If the panel decides to delist us, we will be removed immediately from the Nasdaq National Market without prior notification. If we are delisted, we will have constrained access to capital markets and you may find it more difficult to buy and sell our securities.

WE MAY FACE CHALLENGES IN REFOCUSING OUR BUSINESS STRATEGY.

     In connection with the commercialization of our CardioSEAL(R) product, and the recent sale of a portion of our neurosciences business unit, we have had to refocus our business strategy. This refocusing has placed significant demands on a new senior management team and other resources. Our future success will depend on our ability to manage and implement our refocused business strategy effectively, including by:

     . developing and improving our operational, financial and other internal systems;
     . improving our sales and marketing capabilities; and . continuing to train, motivate and manage our employees.

WE MAY FACE UNCERTAINTIES WITH RESPECT TO COMMERCIALIZATION, PRODUCT DEVELOPMENT AND MARKET ACCEPTANCE OF OUR PRODUCTS.

     Before certain of our products can be marketed and sold in the United States, including our CardioSEAL(R) product, we may be required to conduct further research, product development, preclinical and clinical testing and obtain additional governmental regulatory approvals. We cannot be certain that our current products, or products currently under development, will achieve or continue to have market acceptance. Certain of the medical indications that can be treated by our devices can also be treated by surgery, drugs or other medical devices. Currently, the medical community widely accepts many alternative treatments, and these other treatments have a long history of use. We cannot be certain that our devices and procedures will be able to replace such established treatments or that either physicians or the medical community, in general, will accept and utilize our devices or any other medical products that we may develop. In addition, our future success depends, in part, on our ability to develop additional products. Even if we determine that a product candidate has medical benefits, the cost of commercializing that product candidate may be too high to justify development. In addition, competitors may develop products that are more effective, cost less or are ready for commercial introduction before our products. If we are unable to develop additional, commercially viable products, our future prospects will be limited.

WE MAY BE UNABLE TO COMPETE SUCCESSFULLY BECAUSE OF INTENSE COMPETITION AND RAPID TECHNOLOGICAL CHANGE IN OUR INDUSTRY.

     The medical device industry is characterized by rapidly evolving technology and intense competition. Existing and future products, therapies, technological approaches and delivery systems will continue to compete directly with our products. Many of our competitors have substantially greater capital resources, greater research and development, manufacturing and marketing resources and experience and greater name recognition than we do. In addition, new surgical procedures and medications could be developed that replace or reduce the importance of current or future procedures that utilize our products. As a result, any products that we develop may become obsolete before we recover any expenses incurred in connection with development of these products.

OUR FUTURE SUCCESS MAY DEPEND IN PART UPON MAINTENANCE OF BUSINESS RELATIONSHIPS WITH COLLABORATORS.

     We have entered into distribution agreements with each of Bard Radiology and Bard International granting them exclusive distribution rights to our SNF, and into a license agreement with Boston Scientific granting Boston Scientific exclusive worldwide rights to develop, manufacture, market and distribute our stent technology, along with products incorporating such technology. Although each of Bard Radiology and Bard International has agreed not to sell competing filters, Boston Scientific is not prohibited from selling other stents and, in fact, manufactures and licenses from others a variety of stents that may compete with our stents. Boston Scientific may choose to emphasize such other stents in its developmental and marketing efforts. We cannot be certain that our arrangements will be renewed or that our existing relationships with the companies will continue in their current form. In August 2000, the Company filed a demand for arbitration relating to the 1992 distribution agreement with Bard Radiology. Our business could be materially adversely affected if these arrangements prove unsuccessful or if these companies terminate their arrangements with us, negotiate lower prices, sell additional competing products, whether manufactured by themselves or others, or otherwise alter the nature of their relationships with us.

OUR LIMITED MANUFACTURING HISTORY, DEPENDENCE ON THIRD PARTY MANUFACTURERS AND THE POSSIBILITY OF NON-COMPLIANCE WITH MANUFACTURING REGULATIONS RAISE UNCERTAINTIES WITH RESPECT TO OUR ABILITY TO COMMERCIALIZE FUTURE PRODUCTS.

     We use third parties to manufacture and distribute certain of our products. If our third party manufacturers experience delays or difficulties in producing, packaging or distributing our products, market introduction and subsequent sales of such products would be adversely affected, and we might have to seek alternative sources of supply. We cannot be certain that we will be able to enter into alternative supply arrangements at commercially acceptable rates, if at all. If we are unable to obtain or retain third party manufacturers on commercially acceptable terms, we may not be able to commercialize medical products as planned.

     The FDA and other regulatory authorities require that our products be manufactured according to rigorous standards including, but not limited to, Good Manufacturing Practice and ISO 9000. These regulatory requirements may significantly increase our production or purchasing costs and may even prevent us from making or obtaining our products in amounts sufficient to meet market demand. If we, or a third party manufacturer, change our approved manufacturing process, the FDA will require a new approval before that process could be used. Failure to develop our manufacturing capabilities may mean that even if we develop promising new products, we may not be able to produce them profitably, as a result of delays and additional capital investment costs.

WE MAY BE UNABLE TO SUCCESSFULLY MARKET OUR PRODUCTS DUE TO LIMITED MARKETING AND SALES EXPERIENCE.

     Our neurosurgical implants and cardiac septal repair devices are marketed through our direct sales force and distributors. Because we have marketed our initial products (such as stents and vena cava filters) through third parties, we have limited experience marketing our products directly. In order to market directly the CardioSEAL(R) Septal Occluder and any related products, we will have to continue to develop a marketing and sales organization with technical expertise and distribution capabilities.

WE MAY BE UNABLE TO PROTECT OUR INTELLECTUAL PROPERTY RIGHTS AND MAY FACE INTELLECTUAL PROPERTY INFRINGEMENT CLAIMS.

     Our success will depend, in part, on our ability to obtain patents, maintain trade secret protection and operate without infringing on the proprietary rights of third parties. We cannot be certain that:

     . any pending patent applications or any future patent application will result in issued patents;
     . the scope of any patent protection will exclude competitors or provide competitive advantages to us;
     . any of our patents will be held valid if subsequently challenged; or others will not claim rights in or ownership of the patents and other proprietary rights held by us.

     Furthermore, we cannot be certain that others have not or will not develop similar products, duplicate any of our products or design around any patents issued or that may be issued in the future to us or to our licensors. Whether or not patents are issued to us or to our licensors, others may hold or receive patents which contain claims having a scope that covers products developed by us. We could incur substantial costs in defending any patent infringement suits or in asserting any patent rights, including those granted by third parties. In addition, we may be required to obtain licenses to patents or proprietary rights from third parties. There can be no assurance that such licenses will be available on acceptable terms, if at all.

     Our issued U.S. patents, and corresponding foreign patents, expire at various dates ranging from 2002 to 2018. When each of our patents expires, competitors may develop and sell products based on the same or similar technologies as those covered by the expired patent.

AS A RESULT OF GOVERNMENT REGULATIONS, WE MAY EXPERIENCE LOWER SALES AND
EARNINGS.

     The manufacture and sale of medical devices intended for commercial distribution are subject to extensive governmental regulations in the United States. Medical devices generally require pre-market clearance or pre-market approval prior to commercial distribution. Certain material changes or modifications to medical devices are also subject to regulatory review and clearance or approval. The regulatory approval process is expensive, uncertain and lengthy. If granted, the approval may include significant limitations on the indicated uses for which a product may be marketed. In addition, any products that we manufacture or distribute are subject to continuing regulation by the FDA. We cannot be certain that we will be able to obtain necessary regulatory approvals or clearances for our products on a timely basis or at all. The occurrence of any of the following events could have a material adverse effect on our business, financial condition and results of operations:

     . delays in receipt of, or failure to receive, regulatory approvals or clearances;
     . the loss of previously received approvals or clearances;
     . limitations on the intended use of a device imposed as a condition of regulatory approvals or clearances; or
     . our failure to comply with existing or future regulatory requirements.

     In addition, sales of medical device products outside the United States are subject to foreign regulatory requirements that vary widely from country to country. Failure to comply with foreign regulatory requirements also could have a material adverse effect on our business, financial condition and results of operations.

WE FACE UNCERTAINTIES WITH RESPECT TO THE AVAILABILITY OF THIRD PARTY REIMBURSEMENT.

     In the United States, Medicare, Medicaid and other government insurance programs, as well as private insurance reimbursement programs, greatly affect revenues for suppliers of health care products and services. Such third party payors may affect the pricing or relative attractiveness of our products by regulating the maximum amount, if any, of reimbursement which they provide to the physicians and clinics using our devices, or any other products that we may develop. If, for any reason, the third party payors decided not to provide reimbursement for our products, this would materially adversely affect our ability to sell our products. Moreover, mounting concerns about rising health care costs may cause the government or private insurers to implement more restrictive coverage and reimbursement policies in the future. In the international market, reimbursement by private third party medical insurance providers and by governmental insurers and providers varies from country to country. In certain countries, our ability to achieve significant market penetration may depend upon the availability of third party governmental reimbursement.

PRODUCT LIABILITY CLAIMS, PRODUCT RECALLS AND UNINSURED OR UNDERINSURED LIABILITIES COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS.

The testing, marketing and sale of implantable devices and materials carry an inherent risk that users will assert product liability claims against us or our third party distributors. In these lawsuits, users might allege that their use of our devices had adverse effects on their health. A product liability claim or a product recall could have a material adverse effect on our business, financial condition and results of operations. Certain of our devices are designed to be used in life-threatening situations where there is a high risk of serious injury or death. Although we currently maintain limited product liability insurance coverage, we cannot be certain that in the future we will be able to maintain such coverage on acceptable terms or that current insurance or insurance subsequently obtained will provide adequate coverage against any or all potential claims. Furthermore, we cannot be certain that we will avoid significant product liability claims and the attendant adverse publicity. Any product liability claim or other claim with respect to uninsured or underinsured liabilities could have a material adverse effect on our business, financial condition, and results of operations.

INTENSE INDUSTRY COMPETITION FOR QUALIFIED EMPLOYEES COULD AFFECT OUR ABILITY TO ATTRACT AND RETAIN NECESSARY, QUALIFIED PERSONNEL.

          In the medical device field, there is intense competition for qualified personnel, and we cannot be assured that we will be able to continue to attract and retain the qualified personnel necessary for the development of our business. Both the loss of the services of existing personnel as well as the failure to recruit additional qualified scientific, technical and managerial personnel in a timely manner would be detrimental to our anticipated growth and expansion into areas and activities requiring additional expertise such as marketing. The failure to attract and retain such personnel could adversely affect our business.

SELECTED FINANCIAL INFORMATION

     The following selected consolidated financial data are derived from NMT Medical's consolidated financial statements for the year ended December 31, 2000, which have been audited by Arthur Andersen LLP, independent public accountants. The selected consolidated financial data set forth below should be read in conjunction with the consolidated financial statements and the notes thereto, attached as Appendix A to this Offer to Exchange.

                                                                                           YEAR ENDED DECEMBER 31,
                                                                   1996                1997               1998       1999      2000
                                                                -------             -------            -------   --------   -------
STATEMENT OF OPERATIONS DATA:                                                       In thousands, except per share data
Revenues:
 Product Sales                                                  $ 4,557             $ 8,565            $23,024   $ 32,949   $35,662
 License fees and royalties                                       2,375               1,500              2,029      2,130       811
 Product development                                                 92                  61                  1          -         -
                                                                -------             -------            -------   --------   -------
                                                                  7,024              10,126             25,054     35,079    36,473

Costs and Expenses:
 Cost of product sales                                            2,387               3,765             10,819     15,215    15,019
 Research and development                                         2,662               2,974              3,640      4,462     4,951
 General and administrative                                       2,284               2,873              5,043      9,050     9,535
 Selling and marketing                                              311               1,010              4,391      8,428     8,786
 Impairment of long-lived assets                                      -                   -                  -      6,801     7,054
 Settlement of litigation                                             -                   -                  -          -       673
 In-process research and development                              1,111               2,449              4,710          -         -
 Merger and integration charge                                        -                   -                687          -         -
 Write-down of note receivable from Image
  Technologies Corporation                                            -                   -                  -      1,364         -
 Restructuring charge                                                 -                 194                  -          -         -
                                                                -------             -------            -------   --------   -------
   Total costs and expenses                                       8,755              13,265             29,290     45,320    46,018
                                                                -------             -------            -------   --------   -------

Loss from operations                                             (1,731)             (3,139)            (4,236)   (10,241)   (9,545)

Equity in loss of Image Technologies Corporation                      -                   -               (437)      (489)        -
Gain on sale of investment in Image Technologies Corporation          -                   -                  -          -       440
Currency transaction gain (loss)                                      -                 (15)               (88)       105       191
Interest expense                                                    (42)                (46)            (1,461)    (2,814)   (1,237)
Interest income                                                     610               1,592              1,168        479       211
                                                                -------             -------            -------   --------   -------

   Total other income (expense)                                     568               1,531               (818)    (2,719)     (395)
                                                                -------             -------            -------   --------   -------
Loss before income taxes                                         (1,163)             (1,608)            (5,054)   (12,960)   (9,940)

Extraordinary loss on early extinguishment of debt                    -                   -                  -     (2,618)        -
Provision for income taxes                                            -                 230                745        180         -
                                                                -------             -------            -------   --------   -------
Net loss from continuing operations                              (1,163)             (1,838)            (5,799)   (15,758)   (9,940)
Net gain (loss) from discontinued operations                          -                                  2,120     (3,295)      345
                                                                -------                                -------   --------   -------
Net loss                                                        $(1,163)            $(1,838)           $(3,679)  $(19,053)  $(9,595)
                                                                =======             =======            =======   ========   =======


Basic and diluted income (loss) per share:
 Continuing operations                                           $(0.17)             $(0.19)            $(0.57)    $(1.47)   $(0.91)
 Discontinued operations                                              -                   -               0.21      (0.31)     0.03
                                                                -------             -------            -------   --------   -------
 Net loss                                                        $(0.17)             $(0.19)            $(0.36)    $(1.77)   $(0.88)
                                                                =======             =======            =======   ========   =======

Weighted average common shares outstanding                        6,749               9,596             10,193     10,751    10,909
                                                                =======             =======            =======   ========   =======

                                               AT DECEMBER 31,
                                1996     1997             1998     1999     2000
                             -------  -------          -------  -------  -------
                                               In thousands
BALANCE SHEET DATA:
Cash and cash equivalents    $ 4,082  $ 5,561          $ 4,007  $ 3,533  $ 6,761
Short-term investments        25,273   20,822            5,114        -        -
Working capital               30,301   29,262           17,343    8,765    6,420
Total assets                  34,930   35,006           63,715   38,747   19,091
Long-term obligations            416      612           18,903   14,853    4,422
Stockholders' Equity          33,320   32,772           34,169   14,161    4,326

     The following table presents our unaudited statement of operations data for each quarter in the two years ended December 31, 2000. The information for each of these quarters is unaudited, but has been prepared on the same basis as the audited financial statements attached as Appendix A. In our opinion, all necessary adjustments, consisting only of normal recurring adjustments, have been made to present fairly the unaudited quarterly results when read in conjunction with our audited financial statements and the notes thereto appearing elsewhere in this document. These operating results are not necessarily indicative of the results of operations that may be expected for any future period.

                                                                              THREE MONTHS ENDED
                                                                              ------------------
                                       MAR. 31    JUN. 30    SEP. 30       DEC. 31        MAR. 31       JUN. 30   SEP. 30   DEC. 31
                                         1999       1999       1999          1999          2000           2000      2000      2000
                                       -------    -------    -------       -------        -------       -------   -------   -------

STATEMENT OF OPERATIONS DATA:                               In thousands, except per share data
                                                                          (unaudited)

Revenues:
 Product Sales                         $ 7,316    $ 8,792       $ 8,884       $  7,957       $ 9,756   $ 9,000   $ 8,992   $ 7,914
 License fees and royalties                450        418           425            837           249       193       203       166
                                       -------    -------       -------       --------       -------   -------   -------   -------

                                         7,766      9,210         9,309          8,794        10,005     9,193     9,195     8,080
Costs and Expenses:
 Cost of product sales                   2,898      4,112         3,607          4,598         4,029     3,612     4,263     3,114
 Research and development                  960      1,137         1,200          1,165         1,275     1,372     1,334       970
 General and administrative              2,188      2,039         2,246          2,577         2,398     2,135     3,497     1,505
 Selling and marketing                   2,104      1,554         2,122          2,648         2,018     2,483     2,367     1,918
 Impairment of long-lived assets             -          -             -          6,801             -     7,054         -         -
 Settlement of litigation                    -          -             -              -             -         -         -       673
 Write-down of note receivable from
  Image Technologies Corporation             -          -         1,364              -             -         -         -         -
                                       -------    -------       -------       --------       -------   -------   -------   -------

                                         8,150      8,842        10,539         17,789         9,720    16,656    11,461     8,180
                                       -------    -------       -------       --------       -------   -------   -------   -------

Income (loss) from operations             (384)       368        (1,230)        (8,995)          285    (7,463)   (2,266)     (100)

Equity in loss of Image Technologies
 Corporation                              (134)      (165)         (189)             -             -         -         -         -
Gain on sale of investment in Image
 Technologies Corporation                    -          -             -              -             -         -         -       440
Currency transaction gain (loss)           201         26          (221)            98           133       118       189      (249)
Interest expense                          (733)      (682)         (622)          (777)         (360)     (480)     (199)     (199)
Interest income                            168        165           116             30            10        57        69        75
                                       -------    -------       -------       --------       -------   -------   -------   -------

                                          (498)      (656)         (916)          (649)         (217)     (305)       59        67
                                       -------    -------       -------       --------       -------   -------   -------   -------

Income (loss) before income taxes         (882)      (288)       (2,146)        (9,644)           68    (7,768)   (2,207)      (33)
Extraordinary loss on early
 extinguishment of debt                      -          -        (2,618)             -             -         -         -         -
Provision (benefit) for income taxes      (180)        96           (24)           288             -         -         -         -
                                       -------    -------       -------       --------       -------   -------   -------   -------

Net income (loss) from continuing
 operations                               (702)      (384)       (4,740)        (9,932)           68    (7,768)   (2,207)      (33)
Net gain (loss) from discontinued
 operations                                167         66            70         (3,598)            -      (933)        -     1,278
                                       -------    -------       -------       --------       -------   -------   -------   -------

Net income (loss)                      $  (535)   $  (318)      $(4,670)      $(13,530)      $    68   $(8,701)  $(2,207)  $ 1,245
                                       =======    =======       =======       ========       =======   =======   =======   =======


Basic and diluted income (loss) per
 share:
 Continuing operations                  $(0.07)    $(0.04)       $(0.44)        $(0.92)        $0.01    $(0.71)   $(0.20)  $-
 Discontinued operations                  0.02       0.01          0.01          (0.33)            -     (0.09)        -      0.12
                                       -------    -------       -------       --------       -------   -------   -------   -------

 Net income (loss)                      $(0.05)    $(0.03)       $(0.43)        $(1.25)        $0.01    $(0.80)   $(0.20)    $0.11
                                       =======    =======       =======       ========       =======   =======   =======   =======

Weighted average common shares
 outstanding                            10,684     10,767        10,769         10,783        10,822    10,919    10,939    10,954
                                       =======    =======       =======       ========       =======   =======   =======   =======

10. INTERESTS OF DIRECTORS AND OFFICERS; TRANSACTIONS AND ARRANGEMENTS ABOUT THE OPTIONS.

     A list of our directors and executive officers is attached to this Offer to Exchange as Schedule A. Directors are not eligible to participate in this offer. All full-time employees, including executive officers, are eligible to participate in this offer. However, one of our former executive officers, Randall W. Davis, Vice President of Sales and Marketing, holds eligible options. Mr. Randall Davis holds options to purchase a total of 149,322 shares of our common stock, of which, options to purchase 103,322 shares constitute eligible options, which represents 26.5% of all eligible options. Mr. Davis has informed NMT Medical that he intends to participate in the offer and exchange his eligible options. In addition, certain other of our non-executive officers are eligible to participate in the offer.

     Neither we, nor to the best of our knowledge, any of our directors or executive officers, nor any of our affiliates or affiliates of our directors or executive officers, engaged in transactions involving the options or our common stock during the 60 days prior to this offer to Exchange, with the following exceptions:

     On January 31, 2001, the date of acceptance of her appointment as a member of our Board of Directors, Ms. Cheryl L. Clarkson received an option to purchase 10,000 shares of common stock at an exercise price of $1.56 per share under our 1996 Stock Option Plan for Non-Employee Directors.

     On February 1, 2001, the date of acceptance of his appointment as a member of our Board of Directors, Mr. Francis J. Martin received an option to purchase 10,000 shares of common stock at an exercise price of $1.50 per share under our 1996 Stock Option Plan for Non-Employee Directors.

     On February 13, 2001, Mr. John E. Ahern, our President and Chief Executive Officer, received an option to purchase 12,500 shares of common stock at an exercise price of $1.31 per share under our 1996 Stock Option Plan as part of his bonus for the year ended December 31, 2000.

     On February 14, 2001, Mr. Richard E. Davis, our Vice President and Chief Financial Officer, received an option to purchase 85,000 shares of common stock at an exercise price of $1.25 per share under our 1996 Stock Option Plan in connection with the execution of his employment agreement, dated as of February 14, 2001, with us.

     On February 14, 2001, Mr. C. Leonard Gordon, a member of our Board of Directors, received an option to purchase 60,000 shares of common stock at an exercise price of $1.25 per share under our 1996 Stock Option Plan pursuant to a Non-Statutory Stock Option Letter Agreement, dated as of February 14, 2001, between us and Mr. Gordon.

11. STATUS OF OPTIONS ACQUIRED BY US IN THE OFFER; ACCOUNTING CONSEQUENCES OF THE OFFER.

     Eligible options that we acquire in connection with this offer will be cancelled. The shares of common stock underlying cancelled eligible options that had been granted under each of our 1996 Stock Option Plan and 1998 Stock Incentive Plan will be returned to the respective pool of shares available for grants of new awards or options under each plan without further stockholder action, except as required by applicable law or the rules of The Nasdaq National Market or any other securities quotation system or any stock exchange on which our common stock is then quoted or listed.

     We believe that we will record compensation expense as a result of the offer because:

     . we will grant new options within six months and a day of the date we cancel eligible options returned to us;
     . the exercise price of the new options will be less than the exercise price of the eligible options returned to us on the date we grant the new options; and

     . making the offer will cause any eligible options which are not returned and cancelled to be treated for financial reporting purposes as a variable award.

     As a result of our decision to extend this offer to our employees, all new options, as well as any eligible options that are not returned under this offer, will be treated for financial reporting purposes as variable awards. This means that we will be required to record a non-cash accounting charge reflecting increases and decreases in the price of our common stock in compensation expense in connection with the new options and any eligible options that are not exchanged and cancelled under the offer. We will have to continue to reflect decreases and increases in the price of our common stock in our statement of operations with respect to these options until they are exercised, forfeited or terminated and the eligible options have terms that are longer than the new options. The higher the market value of our common stock, the greater the compensation expense.

12.  LEGAL MATTERS; REGULATORY APPROVALS.

     We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by the offer, or of any approval or other action by any government or regulatory authority or agency that is required for the acquisition or ownership of the options as described in the offer. If any other approval or action should be required, we presently intend to seek the approval or take the action. This could require us to delay the exchange of options returned to us. We cannot assure you that we would be able to obtain any required approval or take any other required action. Our failure to obtain any required approval or take any required action might result in harm to our business. Our obligation under the offer to exchange eligible options and to issue new options is subject to conditions, including the conditions described in section 6.

13.  MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES.

     The following is a general summary of the material U.S. federal income tax consequences of the exchange of options under the offer and the grant of new options. This discussion is based on the Internal Revenue Code, its legislative history, Treasury Regulations and administrative and judicial interpretations as of the date of the offer, all of which may change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to apply in all respects to all categories of option holders.

     CONSEQUENCES OF EXCHANGE OF OPTIONS. If you exchange outstanding incentive or nonqualified stock options for new options, you will not be required to recognize income for federal income tax purposes at the time of the exchange.
We believe that the exchange will be treated as a non-taxable exchange.

     TAX STATUS OF NEW OPTIONS. All new options will be granted as incentive stock options. Nevertheless, an incentive stock option is taxed as an nonqualified stock option if you are not an employee of NMT Medical at all times between the date on which a particular option was granted (the "Grant Date") and the date that is three months before the date on which the option is exercised (the "Exercise Date"), and for purposes of the alternative minimum tax. In addition, if, as a result of the acceleration of vesting of your option upon an acquisition event or otherwise, your option becomes vested in one calendar year for more than $100,000 of common stock, valued as of the Grant Date, the amount in excess of $100,000 will be treated as nonqualified stock option (the "$100,000 Rule").

     TAX CONSEQUENCES OF NOT ACCEPTING THE OFFER. If your eligible option is an incentive stock option and you do not accept the offer, for income tax purposes only, your option will be treated as if were cancelled and granted as a new option on March 27, 2001. The deemed grant of the new option would be tested under the Internal Revenue Code to determine if it is an incentive stock option. Under the Internal Revenue Code Section 422, the deemed "new" option will qualify as an incentive stock option because

     . the exercise price of the option (which will be greater than $4.00) will exceed $2.19, the fair market value of the stock of NMT Medical on March 27, 2001,
     . the option was granted pursuant to a plan approved by shareholders,

     . the option holder is an employee,
     . the option is not transferable and
     . the term of the option is 10 years or less.

     However, if the deemed re-grant is in excess of the $100,000 Rule, the amount in excess of $100,000 will be treated as a nonqualified option. NMT Medical believes that no one's options will exceed the $100,000 Rule if they do not accept the offer. In addition, the grant date for the option will be March 27, 2001, rather than the date it was originally granted. If your eligible option is a nonqualified option there will be no tax consequences of not accepting the offer.

     TAX CONSEQUENCES OF INCENTIVE STOCK OPTIONS. In general, you will not recognize taxable income upon the grant or exercise of an incentive stock option. Instead, you will recognize taxable income with respect to an incentive stock option only upon the sale of common stock acquired through the exercise of the option ("ISO Stock").

     Generally, the tax consequences of selling ISO Stock will vary with the length of time that you have owned the ISO Stock at the time it is sold. If you sell ISO Stock on a day which is at least two years after the Grant Date and one year after the Exercise Date, then you will recognize long-term capital gain in an amount equal to the excess of the sale price of the ISO Stock over the exercise price.

     If you sell ISO Stock prior to a day which is at least two years from the Grant Date and one year from the Exercise Date (a "Disqualifying Disposition"), then you generally will recognize ordinary compensation income in an amount equal to the lesser of:

          (i) the excess of the fair market value of the ISO Stock on the Exercise Date over the exercise price; and

          (ii) the excess of the sale price of the ISO Stock over the exercise price.

     If you make a Disqualifying Disposition you will also recognize a capital gain in an amount equal to the excess of the sale price of the ISO Stock over the fair market value of the ISO Stock on the Exercise Date. This capital gain will be a long-term capital gain if you held the ISO Stock for more than one year prior to the date of the sale and will be a short-term capital gain if you held the ISO Stock for a shorter period.

     If you sell ISO Stock for less than the exercise price, then you will recognize capital loss equal to the excess of the exercise price over the sale price of the ISO Stock. This capital loss will be a long-term capital loss if you held the ISO Stock for more than one year prior to the date of the sale and will be a short-term capital loss if you held the ISO Stock for a shorter period.

     TAX CONSEQUENCES OF NON-STATUTORY OPTIONS. As in the case of an incentive stock option, you will not recognize taxable income upon the grant of a nonqualified stock option. Unlike the case of an incentive stock option, however, you will recognize taxable income upon the exercise of a nonqualified stock option. In particular, upon exercise of a nonqualified stock option generally you will recognize ordinary compensation income in an amount equal to the excess of the fair market value of the common stock acquired through the exercise of the option (the "NSO Stock") on the Exercise Date over the exercise price.

     With respect to any NSO Stock, you will have a tax basis equal to the exercise price plus any income recognized upon the exercise of the option. Upon selling NSO Stock, you generally will recognize capital gain or loss in an amount equal to the difference between the sale price of the NSO Stock and the your tax basis in the NSO Stock. This capital gain or loss will be a long-term capital gain or loss if you held the NSO Stock for more than one year prior to the date of the sale and will be a short-term capital gain or loss if you held the NSO Stock for a shorter period.

     MAXIMUM INCOME TAX RATES ON CAPITAL GAIN AND ORDINARY INCOME. Long-term capital gain will be taxable at a maximum rate of 20% (18% if certain requirements are satisfied, including the satisfaction of a 5-year holding period). Short-term capital gain and ordinary income will be taxable at a maximum rate of 39.6%. Phaseouts of personal exemptions and reductions of allowable itemized deductions at higher levels of income may result in slightly higher marginal tax rates. Ordinary compensation income will also be subject to a medicare tax and, under certain circumstances, a social security tax.

     TAX CONSEQUENCES TO NMT MEDICAL. The offer, the acceptance of the offer by you and the grant of the new options will have no tax consequences to NMT Medical. Moreover, in general, neither the exercise of an incentive stock option nor the sale of any common stock acquired upon exercise of an option will have any tax consequences to NMT Medical. NMT Medical generally will be entitled to a business-expense deduction, however, with respect to any ordinary compensation income recognized by you. Any such deduction will be subject to the limitations of Section 162(m) of the Internal Revenue Code.

     WITHHOLDING. While your Disqualifying Disposition of ISO Stock will result in the recognition of ordinary compensation income, NMT Medical will have no withholding obligation with respect to that income. Nevertheless, NMT Medical will have a withholding obligation with respect to ordinary compensation income recognized with respect to a nonstatutory option. NMT Medical will require you to make arrangements to satisfy this withholding obligation.

     We recommend that you consult your own tax advisor with respect to the federal, state, local and foreign tax consequences of participating in the offer.

14.  EXTENSION OF OFFER; TERMINATION; AMENDMENT.

     We may at any time and from time to time, extend the period of time during which the offer is open by publicly announcing the extension and giving oral or written notice of the extension to the option holders.

     Prior to the expiration date to terminate or amend the offer we may postpone canceling any eligible options if any of the conditions specified in section 6 occur. In order to postpone, we must publicly announce the postponement and give oral or written notice of the postponement to the option holders. Our right to delay canceling eligible options is limited by Rule 13e-4(f)(5) promulgated under the Securities Exchange Act, which requires that we must pay the consideration offered or return the surrendered options promptly after we terminate or withdraw the offer.

     As long as we comply with any applicable laws, we may amend the offer in any way, including decreasing or increasing the consideration offered in the offer to option holders or by decreasing or increasing the number of eligible options to be exchanged or surrendered in the offer.

     We may amend the offer at any time by publicly announcing the amendment. If we extend the length of time during which the offer is open, the amendment must be issued no later than 9:00 a.m., Boston, Massachusetts Time, on the next business day after the last previously scheduled or announced expiration date. Any public announcement relating to the offer will be sent promptly to option holders in a manner reasonably designed to inform option holders of the change, for example, by issuing a press release.

     If we materially change the terms of the offer or the information about the offer, or if we waive a material condition of the offer, we will extend the offer to the extent required by Rule 13e-4(d)(2) and Rule 13e-4(e)(3) promulgated under the Securities Exchange Act. Under these rules the minimum period an offer must remain open following material changes in the terms of the offer or information about the offer, other than a change in price or a change in percentage of securities sought, will depend on the facts and circumstances. If we decide to take any of the following actions, we will publish notice of the action:

     . we increase or decrease what we will give you in exchange for your options; or
     . we increase or decrease the number of options eligible to be exchanged in the offer.

     If the offer is scheduled to expire within ten business days from the date we notify you of such an increase or decrease, we will also extend the offer for a period of ten business days after the date the notice is published.

15.  FEES AND EXPENSES.

     We will not pay any fees or commissions to any broker, dealer or other person for asking option holders to eligible options under this offer to exchange.

16.  ADDITIONAL INFORMATION.

     This Offer to Exchange is a part of a Tender Offer Statement on Schedule TO that we have filed with the SEC. This Offer to Exchange does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the following materials that we have filed with the SEC before making a decision on whether to exchange your options:

     (a) our annual report on Form 10-K for our fiscal year ended December 31, 2000, filed with the SEC on April 2, 2001;
     (b) our quarterly report on Form 10-Q for our fiscal quarter ended September 30, 2000, filed with the SEC on November 14, 2000; and
     (c) the description of our common stock included in our registration statement on Form 8-A, which was filed with the SEC on July 11, 1996, including any amendments or reports we file for the purpose of updating that description.

     The SEC file number for these filings is 000-21001. These filings, our other annual, quarterly and current reports, our proxy statements and our other SEC filings may be examined, and copies may be obtained, at the following SEC public reference rooms:

       450 Fifth Street, N.W.                  7 World Trade Center                  500 West Madison Street
             Room 1024                              Suite 1300                              Suite 1400
      Washington, D.C.  20549                New York, New York 10048                Chicago, Illinois 60661

     You may obtain information on the operation of the public reference rooms by calling the SEC at 1-800-SEC-0330.

     Our SEC filings are also available to the public on the SEC's Internet site at http://www.sec.gov.

     Our common stock is quoted on The Nasdaq National Market under the symbol "NMTI", and our SEC filings can be read at the following Nasdaq address:

                               Nasdaq Operations
                              1735 K Street, N.W.
                            Washington, D.C.  20006

     We will also provide without charge to each person to whom we deliver a copy of this Offer to Exchange, upon their written or oral request, a copy of any or all of the documents to which we have referred you, other than exhibits to these documents (unless the exhibits are specifically incorporated by reference into the documents). Requests should be directed to:

                               NMT Medical, Inc.
                              27 Wormwood Street
                          Boston, Massachusetts 02210
                        Attn:  Chief Financial Officer
or by telephoning us at (617) 737-0930 between the hours of 9:00 a.m. and 5:00 p.m., Boston, Massachusetts local time.

     As you read the documents listed in section 16, you may find some inconsistencies in information from one document to another. Should you find inconsistencies between the documents, or between a document and this Offer to Exchange, you should rely on the statements made in the most recent document.

     The information contained in this Offer to Exchange about NMT Medical should be read together with the information contained in the documents to which we have referred you.

17.  FORWARD LOOKING STATEMENTS; MISCELLANEOUS.

     This Offer to Exchange includes forward-looking statements that do not fall within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements involve risks, uncertainties or other factors which may cause actual results, performance or achievements of NMT Medical to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed under the heading "Risk Factors" above.

     If at any time, we become aware of any jurisdiction where the making of this offer violates the law, we will make a good faith effort to comply with the law. If, we cannot comply with the law, the offer will not be made to, nor will exchanges be accepted from or on behalf of, the option holders residing in that jurisdiction

                 NMT Medical, Inc.               April 6, 2001

                                  SCHEDULE A

                      INFORMATION ABOUT THE DIRECTORS AND
                    EXECUTIVE OFFICERS OF NMT MEDICAL, INC.

     The directors and executive officers of NMT Medical, Inc. and their positions and offices as of April 6, 2001, are set forth in the following table:

            Name                                        Position and Offices Held
            ----                                        -------------------------
John E. Ahern...............          President and Chief Executive Officer, Chairman of the Board
Richard E. Davis............          Vice President and Chief Financial Officer
Robert G. Brown.............          Director
Cheryl L. Clarkson..........          Director
R. John Fletcher............          Director
C. Leonard Gordon...........          Director
James E. Lock...............          Director
Francis J. Martin...........          Director
Morris Simon................          Director

     The address of each director and executive officer is: c/o NMT Medical, Inc., 27 Wormwood Street, Boston, Massachusetts 02210.

                                                                     Appendix A
                                                                     ----------

                       NMT MEDICAL, INC. AND SUBSIDIARIES

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS




Consolidated Balance Sheets as of December 31, 2000 and 1999..............   A-2

Consolidated Statements of Operations for the Years Ended
December 31, 2000, 1999, and 1998.........................................   A-3

Consolidated Statements of Stockholders' Equity for the Years Ended
December 31, 2000, 1999, and 1998.........................................   A-4

Consolidated Statements of Cash Flows for the Years Ended December 31,
2000, 1999, and 1998......................................................   A-5

Notes to Consolidated Financial Statements................................   A-6

NMT Medical, Inc. (formerly Nitinol Medical Technologies, Inc.) and Subsidiaries
                      Consolidated Balance Sheets


                                                                              At December 31,
                                                                            2000            1999
                                                                        ------------    ------------

Assets
Current assets:
         Cash and cash equivalents                                      $  6,761,144    $  3,533,475
         Accounts receivable, net of reserves of $1,079,000 and
           $913,000 in 2000 and 1999, respectively                         5,446,647       7,900,099
         Inventories                                                       3,440,254       4,634,348
         Prepaid expenses and other current assets                         1,115,070       2,429,016
                                                                        ------------    ------------
                 Total current assets                                     16,763,115      18,496,938
                                                                        ------------    ------------

Property and equipment, at cost:
         Land and buildings                                                4,650,000       4,650,000
         Laboratory and computer equipment                                 3,555,212       3,284,294
         Leasehold improvements                                            3,129,897       3,268,897
         Equipment under capital lease                                     2,480,512       2,258,982
         Office furniture and equipment                                    1,103,662       1,062,228
                                                                        ------------    ------------
                                                                          14,919,283      14,524,401
         Less- Accumulated depreciation and amortization                  13,052,460       3,506,354
                                                                        ------------    ------------
                                                                           1,866,823      11,018,047
                                                                        ------------    ------------

Other assets                                                                 461,474         839,733
Net assets from discontinued operations                                         --         8,392,448
                                                                        ------------    ------------

                                                                        $ 19,091,412    $ 38,747,166
                                                                        ============    ============

Liabilities and Stockholders' Equity
Current liabilities:
         Accounts payable                                               $  3,533,194    $  4,100,081
         Accrued expenses                                                  5,228,846       4,629,366
         Current portion of debt obligations                               1,581,459       1,002,877
                                                                        ------------    ------------
                 Total current liabilities                                10,343,499       9,732,324
                                                                        ------------    ------------

Long-term debt obligations, net of current portion                         4,421,522      13,570,355
Deferred tax liability                                                          --         1,283,008

Commitments and Contingencies (Notes 10 and 17)

Stockholders' equity
         Preferred stock, $.001 par value
              Authorized--3,000,000 shares
              Issued and outstanding--none
         Common stock, $.001 par value
              Authorized--30,000,000 shares
              Issued and outstanding--10,954,463 and 10,783,278
                shares in 2000 and 1999, respectively                         10,955          10,784
         Additional paid-in capital                                       42,031,096      41,439,959
         Cumulative translation adjustment                                (1,539,595)       (708,253)
         Accumulated deficit                                             (36,176,065)    (26,581,011)
                                                                        ------------    ------------
                 Total Stockholders' Equity                                4,326,391      14,161,479
                                                                        ------------    ------------

                                                                        $ 19,091,412    $ 38,747,166
                                                                        ============    ============

The accompanying Notes are an integral part of these Consolidated Financial Statements.

NMT Medical, Inc. (formerly Nitinol Medical Technologies, Inc.) and Subsidiaries
                     Consolidated Statements of Operations


                                                                          For The Years Ended December 31,
                                                                      2000             1999             1998
                                                                  ------------     ------------     ------------

Revenues:
     Product sales                                                $ 35,662,466     $ 32,948,829     $ 23,024,740
     License fees and royalties                                        810,539        2,130,539        2,028,973
                                                                  ------------     ------------     ------------
                                                                    36,473,005       35,079,368       25,053,713
                                                                  ------------     ------------     ------------
Costs and Expenses:
     Cost of product sales                                          15,018,482       15,215,081       10,819,003
     Research and development                                        4,951,154        4,462,359        3,639,728
     General and administrative                                      9,534,577        9,050,244        5,043,872
     Selling and marketing                                           8,786,264        8,427,357        4,390,739
     Impairment of long-lived assets                                 7,054,106        6,801,000             --
     Settlement of litigation                                          673,000             --               --
     Acquired in-process research and development                         --               --          4,710,000
     Merger and integration charge                                        --               --            687,242
     Write-down of note receivable from Image
          Technologies Corporation                                        --          1,364,369             --
                                                                  ------------     ------------     ------------
           Total costs and expenses                                 46,017,583       45,320,410       29,290,584
                                                                  ------------     ------------     ------------

           Loss from operations                                     (9,544,578)     (10,241,042)      (4,236,871)

Other Income (Expense):
     Equity in net loss of Image Technologies Corporation                 --           (488,529)        (437,145)
     Gain on sale of investment in Image Technologies Corporation      439,781             --               --
     Currency transaction gain (loss)                                  190,997          104,625          (87,596)
     Interest expense                                               (1,237,556)      (2,814,211)      (1,461,346)
     Interest income                                                   211,098          479,617        1,168,056
                                                                  ------------     ------------     ------------
           Total other expense, net                                   (395,680)      (2,718,498)        (818,031)
                                                                  ------------     ------------     ------------

           Loss before income taxes                                 (9,940,258)     (12,959,540)      (5,054,902)

Extraordinary loss on early extinguishment of debt                        --         (2,618,428)            --
Provision for income taxes                                                --            180,000          744,538
                                                                  ------------     ------------     ------------

           Net loss from continuing operations                      (9,940,258)     (15,757,968)      (5,799,440)

Discontinued operations:
     Net income from discontinued operations, net of income
          taxes of $0, $265,000 and $142,000 during the years
          ended December 31, 2000, 1999 and 1998, respectively            --            236,827        2,120,000
     Gain (loss) on sale of discontinued operations                    345,204       (3,531,552)            --
                                                                  ------------     ------------     ------------
     Net gain (loss) from discontinued operations                      345,204       (3,294,725)       2,120,000
                                                                  ------------     ------------     ------------

Net loss                                                          $ (9,595,054)    $(19,052,693)    $ (3,679,440)
                                                                  ============     ============     ============

Basic and diluted net (loss) income per common share:
           Continuing operations                                  $      (0.91)    $      (1.47)    $      (0.57)
           Discontinued operations                                        0.03            (0.31)            0.21
                                                                  ------------     ------------     ------------
           Net loss                                               $      (0.88)    $      (1.77)    $      (0.36)
                                                                  ============     ============     ============

Basic and diluted weighted average common shares outstanding        10,908,945       10,751,070       10,192,663
                                                                  ============     ============     ============


The accompanying Notes are an integral part of these Consolidated Financial Statements.

NMT Medical, Inc. (formerly Nitinol Medical Technologies, Inc.) and Subsidiaries
                Consolidated Statements of Stockholders' Equity


                                                           Convertible
                                                         Preferred Stock           Common Stock
                                                   ------------------------ ----------------------------  Additional
                                                    Number of      $0.001      Number of      $0.001       Paid-in      Accumulated
                                                      Shares     Par Value       Shares     Par Value      Capital        Deficit
                                                   ------------------------ -------------------------- -------------- --------------
Balance, December 31, 1997                                -        $   -       9,823,186     $9,824     $36,610,997    $ (3,848,878)
   Common stock issued under the employee
     stock purchase plan                                  -            -          11,972         12          69,221              -
   Common stock issued as a finders' fee in
     connection with the acquisition of Elekta
     Neurosurgical Instruments                            -            -         113,793        114         659,885              -
   Common stock issued for original issue
     discount on subordinated debt                        -            -         561,207        561       3,254,440              -
   Exercise of common stock options                       -            -         169,959        170         303,055              -
   Compensation relating to acceleration of
     vesting of common stock options                      -            -               -          -          11,679              -
   Cumulative translation adjustment                      -            -               -          -               -              -
   Tax benefit related to exercise of common
     stock options                                        -            -               -          -          90,000              -
   Net loss                                               -            -               -          -               -     (3,679,440)
                                                  -----------------------  -------------------------  -------------- --------------

   Total comprehensive loss



Balance, December 31, 1998                                -            -      10,680,117     10,681      40,999,277     (7,528,318)
   Common stock issued under the employee
     stock purchase plan                                  -            -          22,461         22          59,104              -
   Common stock warrants issued in
     connection with debt waivers                         -            -               -          -         128,600              -
   Exercise of common stock options                       -            -          80,700         81         106,978              -
   Compensation expense related to
     nonemployee stock options                            -            -               -          -         146,000              -
   Cumulative translation adjustment                      -            -               -          -               -              -
   Net loss                                               -            -               -          -               -    (19,052,693)


                                                  -----------------------  -------------------------  -------------- --------------

   Total comprehensive loss



Balance, December 31, 1999                                -            -      10,783,278     10,784      41,439,959    (26,581,011)
   Common stock issued under the employee
     stock purchase plan                                  -            -          29,276         29          63,769              -
   Exercise of common stock options and
     warrants                                             -            -         141,909        142         527,368              -
   Cumulative translation adjustment                      -            -               -          -               -              -
   Net loss                                               -            -               -          -               -     (9,595,054)
                                                  -----------------------  -------------------------  -------------- --------------

   Total comprehensive loss



Balance, December 31, 2000                                -      $     -     10,954,463      $10,955     $42,031,096  $(36,176,065)
                                                  =======================  =========================  ============== ==============







                                                        Cumulative          Total
                                                        Translation      Stockholders'    Comprehensive
                                                        Adjustment          Equity            Loss
                                                      ----------------  -------------- -----------------

Balance, December 31, 1997                             $        -       $32,771,943         $          -
   Common stock issued under the employee
     stock purchase plan                                        -            69,233                    -
   Common stock issued as a finders' fee in
     connection with the acquisition of Elekta
     Neurosurgical Instruments                                  -           659,999                    -
   Common stock issued for original issue
     discount on subordinated debt                              -         3,255,001                    -
   Exercise of common stock options                             -           303,225                    -
   Compensation relating to acceleration of
     vesting of common stock options                            -            11,679                    -
   Cumulative translation adjustment                      687,000           687,000              687,000
   Tax benefit related to exercise of common
     stock options                                                -            90,000                    -
   Net loss                                                     -        (3,679,440)           (3,679,440)
                                                    --------------  ----------------  -------------------

   Total comprehensive loss                                                                 $ (2,992,440)
                                                                                      ===================

Balance, December 31, 1998                                687,000        34,168,640         $          -
   Common stock issued under the employee
     stock purchase plan                                        -            59,126                    -
   Common stock warrants issued in
     connection with debt waivers                               -           128,600                    -
   Exercise of common stock options                             -           107,059                    -
   Compensation expense related to
     nonemployee stock options                                  -           146,000                    -
   Cumulative translation adjustment                   (1,395,253)       (1,395,253)          (1,395,253)
   Net loss                                                     -       (19,052,693)         (19,052,693)
                                                    --------------  ----------------  -------------------

   Total comprehensive loss                                                                 $(20,947,946)
                                                                                      ===================

Balance, December 31, 1999                               (708,253)       14,161,479         $          -
   Common stock issued under the employee
     stock purchase plan                                        -            63,798                    -
   Exercise of common stock options and
     warrants                                                   -           527,510                    -
   Cumulative translation adjustment                     (831,342)         (831,342)            (831,342)
   Net loss                                                     -        (9,595,054)          (9,595,054)
                                                    --------------  ----------------  -------------------

   Total comprehensive loss                                                                 $(10,426,396)
                                                                                      ===================

Balance, December 31, 2000                            $(1,539,595)      $  4,326,391
                                                    ==============  ================

The accompanying Notes are an integral part of these Consolidated Financial Statements.

NMT Medical, Inc. (formerly Nitinol Medical Technologies, Inc.) and Subsidiaries
                     Consolidated Statements of Cash Flow


                                                                                             For the Years Ended December 31,
                                                                                      --------------------------------------------
                                                                                          2000            1999            1998
                                                                                      ------------    ------------    ------------
Cash flows from operating activities:
   Net loss                                                                           $ (9,595,054)   $(19,052,693)   $ (3,679,440)
   Net (gain) loss from discontinued operations                                           (345,204)      3,294,725      (2,120,000)
                                                                                      ------------    ------------    ------------
   Net loss from continuing operations                                                  (9,940,258)    (15,757,968)     (5,799,440)
   Adjustments to reconcile net loss to net cash provided by (used in)
    operating activities --
       Impairment of long-lived asset                                                    7,054,106       6,801,000            --
       Depreciation and amortization                                                     1,157,020       2,067,395       1,391,088
       Noncash interest expense relating to original issue discount                        473,405         531,264         215,490
       Increase in accounts receivable reserves                                            145,239          42,000         596,000
       Acquired in-process research and development                                           --              --         4,710,000
       Noncash warrant issuance                                                               --           128,600            --
       Equity in loss of Image Technologies Corporation                                       --           488,529         437,145
       Expense recorded on acceleration and extension of stock options vesting                --           146,000          11,679
       Noncash tax provision                                                                  --           180,000         674,000
       Noncash interest expense relating to early extinguishment of debt                      --         2,358,970            --
       Write-down of note receivable from Image Technologies Corporation                      --         1,364,369            --
       Deferred tax benefit                                                                   --           (74,800)     (1,019,692)
       Changes in assets and liabilities--
            Accounts receivable                                                          1,770,385       2,078,314      (2,582,685)
            Inventories                                                                  1,052,358         579,357       2,745,588
            Prepaid expenses and other current assets                                      709,802         794,478         700,406
            Accounts payable                                                              (331,047)     (1,821,804)     (1,046,530)
            Accrued expenses                                                                25,650        (109,147)      2,714,238
            Deferred revenue                                                                  --              --          (300,000)
                                                                                      ------------    ------------    ------------

            Net cash provided by (used in) continuing operations                         2,116,660        (203,443)      3,447,287
                                                                                      ------------    ------------    ------------

            Net cash (used in) provided by discontinued operations                      (2,327,617)      1,589,828      (4,654,000)
                                                                                      ------------    ------------    ------------

Cash flows from investing activities:
   Maturities of marketable securities and long-term investments                              --         6,122,938      16,167,143
   Purchases of property, plant and equipment                                             (394,880)       (518,000)       (193,432)
   Decrease (increase) in other assets                                                     283,349        (497,213)       (636,238)
   Increase in investment in Image Technologies Corporation                                   --              --        (2,038,043)
   Cash paid for acquisition of Elekta Neurosurgical Instruments, net
    of cash acquired                                                                          --              --       (32,721,076)
   Proceeds from sale of discontinued operations                                        11,632,000            --              --
                                                                                      ------------    ------------    ------------

            Net cash provided by (used in) investing activities                         11,520,469       5,107,725     (19,421,646)
                                                                                      ------------    ------------    ------------

Cash flows from financing activities:
   Proceeds from issuance of common stock                                                  527,510         107,059         303,225
   Proceeds from issuance of common stock pursuant to employee stock
     purchase plan                                                                          63,798          59,126          69,233
   (Payments of ) proceeds from subordinated note payable                                 (500,000)    (14,000,000)     20,000,000
   (Payments of) proceeds from financing arrangements                                     (428,000)        428,000            --
   (Payments of) proceeds from senior secured notes payable, net                        (7,279,134)      7,279,134            --
   Cash paid for deferred financing costs                                                     --              --          (852,849)
   Payments of bank debt                                                                      --              --          (523,000)
   Payments of capital lease obligations                                                  (489,640)       (252,816)       (190,519)
                                                                                      ------------    ------------    ------------

            Net cash (used in) provided by financing activities                         (8,105,466)     (6,379,497)     18,806,090
                                                                                      ------------    ------------    ------------

Effect of exchange rate changes on cash                                                     23,623        (588,152)        267,838
                                                                                      ------------    ------------    ------------

Net increase (decrease) in cash and cash equivalents                                     3,227,669        (473,539)     (1,554,431)
Cash and cash equivalents, beginning of period                                           3,533,475       4,007,014       5,561,445
                                                                                      ------------    ------------    ------------

Cash and cash equivalents, end of period                                              $  6,761,144    $  3,533,475    $  4,007,014
                                                                                      ============    ============    ============


The accompanying Notes are an integral part of these Consolidated Financial Statements.

NMT MEDICAL, INC. (FORMERLY NITINOL MEDICAL TECHNOLOGIES, INC.) AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements



  (1) OPERATIONS

      NMT Medical, Inc. (formerly Nitinol Medical Technologies, Inc.) (the Company or NMT) designs, develops and markets innovative medical devices that utilize advanced technologies and are delivered by minimally invasive procedures. The Company's products are designed to offer alternative approaches to existing complex treatments, thereby reducing patient trauma, shortening procedure, hospitalization and recovery times and lowering overall treatment costs. The Company's patented medical devices include self-expanding stents, vena cava filters and cardiac septal repair devices. The Company's stents have been commercially launched in Europe and in the United States (U.S.) for certain indications, its vena cava filters are marketed in the U.S. and abroad and the CardioSEAL Septal Occluder is sold commercially in the U.S., for certain humanitarian uses only, and in Europe and other international markets. Through its neuroscience business unit, the Company develops, manufactures, markets and sells specialty devices for neurosurgery, including cerebral spinal fluid shunts on the Spetzler(TM) Titanium Aneurysm Clip. On April 5, 2000, the Company sold the U.K. operations of its neurosciences business unit, including the Selector(R) Ultrasonic Aspirator, Ruggles(TM) surgical instruments and cryosurgery product lines and certain assets and liabilities for approximately $12.0 million in cash (see Note 3(a)).
      The results of these discontinued operations and the loss incurred upon the sale of the operations have been included as separate line items in the statement of operations in the accompanying financial statements for the years ended December 31, 2000, 1999 and 1998.

      Certain prior-period amounts have been reclassified to conform to the current period's presentation.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

   (a) Principles of Consolidation

   The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All intercompany transactions and balances have been eliminated in consolidation.

   (b) Management Estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the reported amounts of revenues and expenses during the reporting periods and disclosure of contingent assets and liabilities at the date of the financial statements. Actual results could differ from those estimates.

   (c) Cash and Cash Equivalents

   The Company considers all investments with maturities of 90 days or less from the date of purchase to be cash equivalents and all investments with original maturity dates greater than 90 days to be marketable securities.

   Cash and cash equivalents, which are carried at cost and approximate market, consist of cash and money market accounts.

NMT MEDICAL, INC. (FORMERLY NITINOL MEDICAL TECHNOLOGIES, INC.) AND SUBSIDIARIES

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - (CONTINUED)

    (d) Inventories

   Inventories are stated at the lower of cost (first-in, first-out) or market and consist of the following:


                                                    AT DECEMBER 31,
                                                2000             1999
                                             ----------       ----------
     Components                              $1,723,209       $2,379,474
     Finished goods                           1,717,045        2,254,874
                                             ----------       ----------
                                             $3,440,254       $4,634,348
                                             ==========       ==========

   Finished goods consist of materials, labor and manufacturing overhead.

   (e) Financial Instruments

   Statement of Financial Accounting Standards SFAS No. 107, Disclosures about Fair Value of Financial Instruments, requires disclosure of an estimate of the fair value of certain financial instruments. The Company's financial instruments consist of cash and cash equivalents, accounts receivable and debt obligations. The estimated fair value of these financial instruments approximates their carrying value at December 31, 2000 and 1999, respectively. The estimated fair values have been determined through information obtained from market sources and management estimates. The Company does not have any material derivative or any other financial instruments as defined by SFAS No. 119, Disclosure about Derivative Financial Instruments and Fair Value of Financial Instruments.

   (f) Concentration of Credit Risk and Significant Customers

   SFAS No. 105, Disclosure of Information About Financial Instruments with Off-Balance-Sheet Risk and Financial Instruments with Concentrations of Credit Risk, requires disclosure of any significant off-balance-sheet and credit risk concentrations. Financial instruments that subject the Company to the potential for credit risk consist primarily of trade accounts receivable with customers in the health care industry. The Company performs ongoing credit evaluations of its customers' financial condition but does not require collateral.

   Historically, the Company has not experienced significant losses related to its accounts receivable. The Company utilizes primarily one distributor for the sales of its filter products. This distributor had amounts due to the Company of approximately $470,000 and $748,000 as of December 31, 2000 and 1999, respectively. This distributor accounted for 23%, 26% and 33% of product revenues for fiscal 2000, 1999 and 1998, respectively. The Company also had one customer whose revenues accounted for 12% and 10% of product revenues for fiscal 1999 and 1998, respectively. At December 31, 2000 approximately 31% of gross accounts receivable represent accounts denominated in foreign currencies that are translated at year-end exchange rates. For the years ended December 31, 2000, 1999 and 1998, foreign sales accounted for 38%, 48% and 45% of total revenues, respectively.

NMT MEDICAL, INC. (FORMERLY NITINOL MEDICAL TECHNOLOGIES, INC.) AND SUBSIDIARIES

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - (CONTINUED)

   (g) Impairment of Long-Lived Assets

   The Company follows the provisions of SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of. SFAS No. 121 addresses accounting and reporting requirements for impairment of long-lived assets based on their fair market values.

   The carrying value of intangible assets, principally goodwill, is periodically reviewed by the Company based on the expected future undiscounted operating cash flows of the related business unit. At December 31, 1999, the Company recorded a $6.8 million impairment charge for goodwill recorded upon the acquisition of the neurosciences business unit in July 1998. This impairment charge was determined based upon the Company's analysis of estimated cash flows of the neurosciences business unit and the carrying value of all of the long-lived assets of the neurosciences business unit which were sold in April 2000. The Company's assessment of the future value of the assets of the neurosciences business unit was corroborated by independent outside parties.

   During the year ended December 31, 2000, the Company recorded a $7.1 million impairment charge to reduce the carrying value of the long-lived assets of the neuroscience business unit (exclusive of its U.K. operations sold in April 2000) to their estimated fair value. The long-lived assets that are impaired consist primarily of a building and other fixed assets located in the Company's Biot, France facility. The Company's estimates of fair value for such assets was based upon discounted cash flows and was corroborated by outside parties. This asset impairment charge does not include losses which may occur upon a decision to sell or liquidate the neuroscience business unit, including exit costs, transaction costs and additional losses on the sale or disposition of the assets.

   (h) Depreciation and Amortization

   The Company provides for depreciation and amortization by charges to operations using the straight-line method, which allocates the cost of property, plant and equipment over the following estimated useful lives:

                                                                  ESTIMATED
                 ASSET CLASSIFICATION                            USEFUL LIFE
                 --------------------                            -----------
         Buildings                                                30 Years
         Leasehold improvements                                 Life of Lease
         Laboratory and computer equipment                        3-7 Years
         Equipment under capital lease                          Life of Lease
         Office furniture and equipment                          5-10 Years

   (i) Revenue Recognition

   The Company records product sales upon transfer of title to the customer, provided that there is persuasive evidence of an arrangement and the collection of the sales price is probable. Products sold to the Company's distributors are not subject to a right of return for unsold product. License fees and royalties are recognized as earned.

   In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin (SAB) No. 101, Revenue Recognition. This bulletin summarizes certain views of the Staff on applying accounting principles generally accepted in the United States to revenue recognition in financial statements. The Company believes that its current revenue recognition policy complies with SAB No. 101.

NMT MEDICAL, INC. (FORMERLY NITINOL MEDICAL TECHNOLOGIES, INC.) AND SUBSIDIARIES

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - (CONTINUED)


   (j)  Net Loss per Common and Potential Common Share

   Basic and diluted net loss per share are presented in conformity with SFAS No. 128, Earnings per Share, for all periods presented. In accordance with SFAS No. 128, basic and diluted net loss per share was determined by dividing net loss available for common shareholders by the weighted average common shares outstanding during the period. Basic and diluted net loss per share are the same because all outstanding common stock options and warrants have been excluded, as they are antidilutive. Options and warrants to purchase a total of 2,401,949, 2,308,697 and 2,150,014 common shares have been excluded from the computation of diluted weighted average shares outstanding for the years ended December 31, 2000, 1999 and 1998, respectively.


   (k) Foreign Currency

   The accounts of the Company's subsidiaries are translated in accordance with SFAS No. 52, Foreign Currency Translation. Accordingly, the accounts of the Company's foreign subsidiaries are translated from their local currency, which is the functional currency, into U.S. dollars, the reporting currency, using the exchange rate at the balance sheet date. Income and expense accounts are translated using an average rate of exchange during the period. Cumulative foreign currency translation gains or losses are reflected as a separate component of consolidated stockholders' equity. The net change in cumulative foreign currency gain (loss) amounted to ($831,000), ($1,395,000) and $687,000 for the years ended December 31, 2000, 1999 and 1998, respectively. Additionally, the Company had foreign currency exchange transaction gains of approximately $191,000 and $105,000 for the years ended December 31, 2000 and 1999, respectively, and a foreign currency exchange transaction loss of $88,000 for the year ended December 31, 1998. Foreign currency transaction gains and losses result from differences in exchange rates between the functional currency and the currency in which a transaction is denominated and are included in the consolidated statement of operations in the period in which the exchange rate changes.


   (l) Comprehensive Income

   The Company applies the provisions of SFAS No. 130, Reporting Comprehensive Income which establishes standards for reporting and displaying comprehensive income and its components in the consolidated financial statements. Comprehensive income is defined as the change in equity of a business enterprise during a period from transactions and other events and circumstances from non-owner sources. If presented on the statement of operations, comprehensive net loss would have increased the reported net loss by $831,000 and $1,395,000 for the years ended December 31, 2000 and 1999 and decreased the net loss by $687,000 for the year ended December 31, 1998.

NMT MEDICAL, INC. (FORMERLY NITINOL MEDICAL TECHNOLOGIES, INC.) AND SUBSIDIARIES

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - (CONTINUED)

   (m) Recent Accounting Pronouncements

   In March 2000, the Financial Accounting Standards Board (FASB) issued Interpretation No. 44, Accounting for Certain Transactions Involving Stock Compensation - An Interpretation of APB Opinion No. 25. The interpretation clarifies the application of Accounting Principles Board (APB) Opinion No. 25, Accounting For Stock Issued to Employees in specified events, as defined. The interpretation is effective July 1, 2000, but covers certain events occurring during the period after December 15, 1998, but before the effective date. The adoption of this pronouncement did not have a significant impact on the Company's financial position or results of operations.

   In June 1998, the FASB issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, which establishes accounting and reporting standards for derivative instruments, including derivative instruments embedded in other contracts, and for hedging activities. The Company currently does not engage in trading market risk sensitive instruments or purchasing hedging instruments or "other than trading" instruments that are likely to expose them to market risk, whether interest rate, foreign currency exchange, commodity price or equity price risk. The Company may do so in the future to the extent that operations expand domestically and abroad. The Company will adopt SFAS No. 133, as required by SFAS No. 137, in fiscal year 2001. The adoption of SFAS No. 133 is not expected to have a material impact on the Company's financial condition or results of operations.


   (n) Pension Obligations

   In February 1998, the FASB issued SFAS No. 132, Employers' Disclosures about Pensions and Other Postretirement Benefits. The statement is effective for fiscal years beginning December 15, 1997. During the year ended December 31, 1998, the Company adopted the provisions of SFAS No. 132, which modified accounting and reporting disclosure standards for pension and other postretirement benefit plans. As part of the acquisition of Elekta Neurosurgical Instruments ("ENI"), the Company assumed a defined benefit plan covering substantially all of its U.K. employees. This defined benefit plan was included in liabilities assumed by the purchaser of the Company's U.K. operations in April 2000 (see Note 3(a)).

   In October 1996, the Company adopted a qualified defined contribution plan. Under the Company's 401(k) Plan, U.S. employees may defer up to 15% of their salary, subject to certain limitations. The Company did not make any employee matching or other discretionary contributions to the 401(k) Plan for the years ended December 31, 2000, 1999 and 1998.

NMT MEDICAL, INC. (FORMERLY NITINOL MEDICAL TECHNOLOGIES, INC.) AND SUBSIDIARIES

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - (CONTINUED)

   (o) Supplemental Cash Flow Information and Noncash Investing and Financing Activities

   The following table summarizes the supplemental disclosures of the Company's noncash financing and investing transactions for the periods indicated below:

                                                                                    For the Years Ended December 31,
                                                                                     2000        1999         1998
                                                                                   --------   ----------  ------------
Supplemental disclosure of cash flow information:
      Cash paid during the period for--
            Interest                                                               $741,425   $1,983,001  $  1,371,912
                                                                                   ========   ==========  ============
            Income Taxes                                                           $ 50,000   $  121,148  $    728,324
                                                                                   ========   ==========  ============
Supplemental disclosure of noncash financing and investing transactions:
   Equipment acquired under capital lease obligations                              $ 89,847   $1,100,000  $    195,827
                                                                                   ========   ==========  ============
   Noncash tax benefit relating to exercise of stock options                       $    ---   $       --  $     90,000
                                                                                   ========   ==========  ============
   Original issue discount recorded related to stock warrant issued in
               connection with subordinated notes payable                          $    ---   $       --  $  3,255,001
                                                                                   ========   ==========  ============
    Acquisition of Elekta Neurosurgical Instruments (ENI):
               Fair value of identifiable assets acquired                          $    ---   $       --  $ 26,475,000
               Goodwill and other intangibles                                           ---           --    14,396,075
               In-process research and development                                      ---           --     4,710,000
               Liabilities assumed                                                      ---           --   (10,007,000)
               Issuance of Common Stock in connection with acquisition                  ---           --      (659,999)
               Cash acquired                                                            ---           --    (2,193,000)
                                                                                   --------   ----------  ------------
               Cash paid for purchase of ENI, net of cash acquired                 $    ---   $       --  $ 32,721,076
                                                                                   ========   ==========  ============

(3)    NEUROSCIENCES BUSINESS UNIT

  (a)  Sale of U.K. Operations of Neurosciences Business Unit

   On April 5, 2000, the Company sold the U.K. operations of its neuroscience business unit including the Selector(R) Ultrasonic Aspirator, Ruggles(TM) Surgical Instruments and cryosurgery businesses and certain assets and liabilities for $12.0 million in cash. The Company recorded an estimated $3.5 million loss on the anticipated sale in the year ended December 31, 1999. The Company has recorded a gain on the sale of the U.K. operations of approximately $345,000 in the year ended December 31, 2000, representing a revision of estimates made concerning the costs associated with the sale. The total net loss of $3.2 million was comprised of net proceeds of approximately $12.0 million less estimated transaction and other costs of $3.8 million, and net assets sold of $11.4 million. The transaction costs consisted principally of legal and accounting fees, severance arrangements with certain employees and other estimated costs associated with discontinuing the operation and consummating the sale.

   The net assets sold consisted of the following:

   Current assets                                            $ 6,807,000
   Property and equipment, net                                 1,203,000
   Goodwill and other intangible assets, net                   5,495,000
                                                             -----------
   Total assets                                               13,505,000
   Current liabilities                                        (2,089,000)
                                                             -----------
                                                             $11,416,000
                                                             ===========

NMT MEDICAL, INC. (FORMERLY NITINOL MEDICAL TECHNOLOGIES, INC.) AND SUBSIDIARIES

(3)  NEUROSCIENCES BUSINESS UNIT - (CONTINUED)

   The consolidated financial statements of the Company have been restated to reflect the financial results of the U.K. entity as a discontinued operation for the year ended December 31, 1998. The Company did not allocate interest expense associated with the senior secured debt and subordinated notes discussed in Notes 9(a) and 9(b) to discontinued operations.

   The Company used approximately $7.3 million of the proceeds from this sale to fully pay down its senior secured debt agreement and $500,000 to pay down its subordinated note agreement as discussed in Notes 9(a) and 9(b).

   (b) Acquisition of Elekta Neurosurgical Instruments

   On July 8, 1998 the Company acquired ENI, the neurosurgical instruments business of Elekta AB (PUBL), a Swedish corporation, for approximately $33 million, plus acquisition costs of approximately $3.1 million. The acquisition has been accounted for as a purchase in accordance with the requirements of APB Opinion No. 16, Business Combinations, and accordingly ENI's results of operations are included in those of the Company beginning on the date of the acquisition. The transaction was financed with $13 million of the Company's cash, $3.1 million of acquisition costs and $20 million of subordinated debt borrowed from an affiliate of a significant stockholder of the Company (See Note 9(a)). A significant portion of the purchase price was identified as intangible assets in an independent appraisal, using proven valuation procedures and techniques.

   These intangible assets included $4.7 million for acquired in-process research and development for projects that did not have future alternative uses. This allocation represents the estimated fair market value based on risk-adjusted cash flows related to the in-process research and development programs. The in-process research and development consists of five primary research and development programs that were expected to reach completion between late 1998 and 2000. At the acquisition date, continuing research and development commitments to complete the projects were expected to be approximately $2.0 million through 2000.

     At the date of acquisition, the development of these programs had not yet reached technological feasibility and the in-process research and development had no alternative future uses. Accordingly, these costs were written off during the year ended December 31, 1998. For income tax purposes, a significant portion of the acquisition represented the purchase of stock with a carryover tax basis. Accordingly, a deferred tax liability has been established to account for the book and tax differences in book value for building and leasehold improvements.

   The remaining premium of approximately $17.2 million was allocated to the following identifiable assets, goodwill and other intangibles:


                                                             AMORTIZATION
                                                AMOUNT          PERIOD
                                                ------          ------
     Land and buildings                      $ 4,650,000       30 years
     Favorable lease                           1,170,000       30 years
     Goodwill and other intangibles           13,226,000      7-20 years
     Deferred tax liability                   (1,896,000)
                                             -----------
                                             $17,150,000
                                             ===========

NMT MEDICAL, INC. (FORMERLY NITINOL MEDICAL TECHNOLOGIES, INC.) AND SUBSIDIARIES

(3)  NEUROSCIENCES BUSINESS UNIT - (CONTINUED)


   The total consideration allocated to the fair market value of assets and liabilities acquired on the purchase date is as follows, net of cash acquired of approximately $2.2 million:

      Accounts receivable                                     $ 5,578,000
      Inventories                                               6,688,000
      Prepaid expenses and other current assets                 2,024,000
      Property and equipment                                    9,992,000
      Goodwill and other intangible assets                     14,396,075
      In-process research and development                       4,710,000
      Accounts payable and accrued expenses                    (7,324,000)
      Senior debt                                                (523,000)
      Deferred tax liability                                   (2,160,000)
                                                              -----------
                                                              $33,381,075
                                                              ===========

  The Company issued 113,793 shares of the Company's $.001 par value common stock, valued at $5.80 per share, to a significant stockholder as a finder's fee in connection with the acquisition. In addition, the Company incurred direct acquisition costs of approximately $1.9 million. These amounts have been included in the purchase price.

  For the years ended December 31, 2000 and 1999, impairment charges of $7.1 million and $6.8 million were recorded against tangible assets and goodwill, respectively, related to the above acquisition (see Note 2(g)).

(4) INVESTMENT IN IMAGE TECHNOLOGIES CORPORATION

  In May 1997 the Company invested $2.3 million in Image Technologies Corporation (ITC) in exchange for 345,722 shares of ITC's redeemable convertible Series A preferred stock, $.01 par value per share, which represented a 23% ownership interest in ITC. During the years ended December 31, 1999 and 1998, the Company recorded $489,000 and $437,000, respectively, as its equity in the net loss of ITC. Under the terms of this agreement, the Company also extended to ITC a $2 million credit line that bore interest at 10% per annum, payable monthly beginning March 31, 2001. This $2 million senior note was secured by substantially all of the assets of ITC. The principal amount of the note was convertible, at the option of the Company, into additional shares of ITC Series A preferred stock at a price per share of $2.54 at any time before January 1, 2001 and, if converted, any interest accrued as of such date would have been forgiven. If not converted, the note was payable on December 31, 2002. On December 30, 1998 and February 3, 1999, the Company amended its revolving credit note agreement with ITC to provide for additional borrowings of $50,000 and $100,000, respectively, under which ITC borrowed $38,043 and $100,000. The borrowings under the $50,000 note were repaid in April 1999. The $100,000 note accrued interest at 10% per annum and was generally subject to the same terms as the $2 million credit line agreement, except that it was convertible into additional shares of ITC Series A preferred stock at a price per share of $9.97. In connection with the issuance of the $100,000 note, ITC granted a warrant to the Company to purchase 10,030 shares of ITC Series A preferred stock at $9.97 per share. As of December 31, 1999, ITC borrowed $2.1 million under these agreements and owed the Company accrued interest of $281,000. During the year ended December 31, 1999, the Company performed a detailed review of the ITC operations. Based upon this analysis and discussion with ITC's management and investors, the Company determined that there was a significant risk that its notes receivable would not be repaid by ITC. The analyses and discussions indicated that during the year ended December 31, 1999, ITC had insufficient cash resources to fund its operations, that product revenue had declined during 1999 and was far below planned levels and that ITC was

NMT MEDICAL, INC. (FORMERLY NITINOL MEDICAL TECHNOLOGIES, INC.) AND SUBSIDIARIES

(4)  INVESTMENT IN IMAGE TECHNOLOGIES CORPORATION - (CONTINUED)

  seeking additional capital from numerous sources and that any future financing would possibly be dilutive to the Company's equity position and may contain a security interest senior to the Company's notes receivable. Accordingly, the Company charged the carrying value of the notes receivable to operations during the year ended December 31, 1999.

  At November 30, 2000, the Company sold its investment in ITC for $350,000 plus assumption of NMT's position as guarantor of certain ITC liabilities. The Company recorded a gain on this sale of $439,781 (see Note 9(c)).



(5) MERGER AND INTEGRATION CHARGE

   In connection with the acquisition of ENI on July 8, 1998, the Company reorganized its operations and recorded approximately $687,000 in merger and integration expenses during the year ended December 31, 1998. This amount consists principally of employee severance and replacement costs of $374,000, employee relocation costs of $152,000 and printing and corporate name change costs of $161,000.



(6) SETTLEMENT OF LITIGATION

   On July 17, 2000 Sodem Diffusion SA ("Sodem") filed a claim with the Tribunal de Premiere Instance in Geneva, Switzerland, alleging that NMT NeuroSciences Implants ("NMT France"), a wholly owned subsidiary of the Company, breached its obligations under an exclusive distribution agreement, dated as of November 10, 1998, pursuant to which NMT France was acting as the exclusive worldwide distributor of Sodem's products. Sodem sought approximately $18 million in damages in addition to costs and fees of their attorneys. NMT France filed a counterclaim for approximately $30 million plus costs. On February 23, 2001 NMT France and Sodem settled the litigation, resulting in a charge of $673,000 in the accompanying statement of operations for the year ended December 31, 2000, consisting of a $500,000 settlement fee paid to Sodem plus legal fees and associated costs.



(7) INCOME TAXES

   The Company provides for income taxes in accordance with the provisions of SFAS No. 109, Accounting for Income Taxes. Accordingly, a deferred tax asset or liability is determined based on the difference between the financial statement and tax basis of assets and liabilities, as measured by the enacted tax rates expected to be in effect when these differences reverse.

NMT MEDICAL, INC. (FORMERLY NITINOL MEDICAL TECHNOLOGIES, INC.) AND SUBSIDIARIES

(7)  INCOME TAXES - (CONTINUED)

   The provision (benefit) for income taxes in the accompanying consolidated statements of operations for the years ended December 31, 2000, 1999 and 1998 consists of the following:


                                                   At December 31,
                                           2000          1999          1998
                                         --------     ---------    ----------
            Foreign - current            $      -     $ 180,000    $  701,192
            Federal - current                  --      (300,000)      411,038
            State - current                    --            --        13,000
                                         --------     ---------    ----------
                                               --      (120,000)    1,125,230
                                         --------     ---------    ----------

            Foreign - deferred                 --       (75,000)     (169,192)
            Federal - deferred                 --       375,000      (167,500)
            State - deferred                    -            --       (44,000)
                                         --------     ---------    ----------
                                               --       300,000      (380,692)
                                         --------     ---------    ----------
                                         $     --     $ 180,000    $  744,538
                                         ========     =========    ==========

   The Company has federal and state net operating loss carryforwards of approximately $3.0 million to reduce to reduce federal and state taxable income in future periods, if any, and approximately $699,000 of tax credit carryforwards, to reduce federal and state income taxes in future periods, if any. These carryforwards are subject to review and possible adjustment by the Internal Revenue Service and their utilization may be limited by aggregate changes in their utilization may be limited by aggregate changes in significant ownership of the Company over a three year period as prescribed by Section 382 of the Internal Revenue Code. These carryforwards expire on various dates through 2020.

   As of December 31, 2000, the Company has available foreign net operating loss carryforwards of approximately $2.2 million. The Company did not allocate any of the purchase price to the net operating losses due to the uncertainty surrounding the ability to utilize the losses and the possibility that the losses are subject to review and possible adjustments by foreign tax authorities. The Company was able to utilize approximately $450,000 and $1.8 million of acquired operating losses during the years ended December 31, 1999 and 1998, respectively. The Company recorded the tax effect of utilizing these loss carryforwards in the amounts of $180,000 and $674,000 as a reduction in the carrying value of the goodwill during the years ended December 31, 1999 and 1998, respectively.

   The provision for income taxes in the year ended December 31, 1999 represents the taxes on income generated in France by the neuroscience business unit. The Company generated a net operating loss for federal and state income tax purposes in the United States in the years ended December 31, 2000 and 1999.

   The provision for income taxes in 1998 is calculated on the income before provision for taxes without taking into account the write-off of acquired in-process research and development ($4,710,000), the equity in the loss of ITC ($437,145) and goodwill amortization ($140,000).

NMT MEDICAL, INC. (FORMERLY NITINOL MEDICAL TECHNOLOGIES, INC.) AND SUBSIDIARIES

(7)  INCOME TAXES - (CONTINUED)

   The tax effects of temporary differences that give rise to the significant portions of the current deferred tax asset (included in prepaid expenses and other current assets) at December 31, 2000 and 1999 are as follows:

                                                          AT DECEMBER 31,
                                                       2000          1999
                                                    -----------   -----------

      Net operating loss carryforwards              $ 1,202,000   $ 1,646,000
      Tax credit carryforwards                          699,000       190,000
      Timing differences, including reserves
       accruals, and write-offs                       3,006,000     5,867,000
                                                    -----------   -----------
                                                      4,907,000     7,703,000
      Less - Valuation allowance                     (4,907,000)   (7,703,000)
                                                    -----------   -----------
      Net deferred tax asset                                 --            --
      Deferred tax liability related to
       the acquisition of ENI                                --    (1,283,000)
                                                    -----------   -----------
      Net deferred tax asset (liability)             $       --   $(1,283,000)
                                                    ===========   ===========

   The Company has provided a valuation allowance for its gross deferred tax asset due to the uncertainty surrounding the ability to realize this asset. The deferred tax liability relates primarily to the tax impact of the difference in the tax basis and book basis of the building and leasehold improvements resulting from the ENI purchase accounting.

(8) LICENSE FEES AND ROYALTIES

   On November 22, 1994, the Company licensed exclusive, worldwide rights, including the right to sublicense to others, to develop, produce and market its stent technology to an unrelated third party (the License Agreement). Under the License Agreement, the Company earned approximately $811,000, $1,779,000 and $1,729,000 in royalty revenues during the years ended December 31, 2000, 1999 and 1998, respectively.

(9) DEBT OBLIGATIONS

   The Company has the following debt outstanding as of December 31, 2000 and 1999:


                                                       2000           1999
                                                    ----------    -----------
       Subordinated note payable                    $4,948,783    $ 5,232,412
       Senior secured notes payable                         --      7,279,134
       Capital lease obligations                     1,054,198      1,633,686
       Line of credit facility                              --        428,000
                                                    ----------    -----------
                                                     6,002,981     14,573,232
       Less--Current portion                         1,581,459      1,002,877
                                                    ----------    -----------
                                                    $4,421,522    $13,570,355
                                                    ==========    ===========

NMT MEDICAL, INC. (FORMERLY NITINOL MEDICAL TECHNOLOGIES, INC.) AND SUBSIDIARIES

(9)      DEBT OBLIGATIONS - (CONTINUED)


   (a) Subordinated Note Payable

   The Company financed a significant portion of the acquisition of ENI (see
   Note 3(b)) with $20 million of subordinated debt borrowed from an affiliate of a significant stockholder of the Company. The subordinated debt is due September 30, 2003 with quarterly interest payable at 10.101% per annum and is subject to certain covenants, as amended.

   On September 13, 1999, the Company entered into a $10 million senior secured debt facility with a bank (see Note 9(b)), $8 million of the proceeds of which was used to reduce the principal amount of the subordinated note. The Company also used $6 million of its own cash to further reduce the principal amount of this note. In conjunction with this transaction, the Company recorded a $2.6 million extraordinary loss on the early extinguishment of debt in the accompanying statement of operations, which primarily relates to the accelerated pro rata write-off of the original issue discount and deferred financing costs of the subordinated note payable. The remaining original issue discount at December 31, 2000 is being amortized to interest expense over 33 months. The Company recorded approximately $216,000 and $531,000 of interest expense relating to the amortization of original issue discount for the years ended December 31, 2000 and 1999, respectively. As of December 31, 2000, the Company was in compliance with newly amended debt covenants of the subordinated note payable. At December 31, 2000 the $1 million current portion of the subordinated debt consists of (a) $200,000 due January 2001 from the proceeds obtained in connection with the sale of the Company's investment in ITC (see Note 4); and (b) $800,000 due April 2001.



   (b) Senior Secured Debt

   On September 13, 1999, the Company entered into a $10 million senior secured debt facility with a bank, $8 million of the proceeds of which was used to reduce the principal amount of the Company's subordinated note payable (see
   Note 9(a)). The remaining $2 million of the senior secured debt facility was available to be drawn down by the Company for working capital purposes, as needed. The facility had a term of three years with interest payable monthly at the bank's prime lending rate on U.S. borrowings and an equivalent market rate on foreign currency borrowings. As of December 31, 1999, the Company had outstanding borrowings of $7.3 million under this facility. In April 2000, the Company paid down this note in its entirety from the proceeds obtained in connection with the sale of part of its neurosciences business unit (see Note 3(a)). The bank terminated the availability of this facility in September 2000.

   (c)   Capital Lease Obligations

   In June 1996, the Company entered into a $1.5 million lease finance facility agreement with a bank under which the Company leased equipment at an interest rate that is 200 basis points above the bank's cost of funds. Leases under this agreement are payable in equal monthly installments over a period of 36-60 months and expire through November 2001. Borrowings of $572,000 were made under this agreement, of which approximately $88,000 was outstanding as of December 31, 2000.

NMT MEDICAL, INC. (FORMERLY NITINOL MEDICAL TECHNOLOGIES, INC.) AND SUBSIDIARIES

(9)  DEBT OBLIGATIONS - (CONTINUED)


   Upon expiration of this agreement in June 1997, the Company entered into a new agreement with the bank that provided the Company with similar terms and the option to borrow up to $1 million in the aggregate for the Company and ITC through March 31, 1998. Leases under this agreement are payable in equal monthly installments over a period of 36-60 months and expire through December 2002. Borrowings of $376,000 were made under this agreement by the Company, of which approximately $144,000 was outstanding as of December 31, 2000.

   On April 1, 1998, the Company entered into a new agreement with this bank that provided the Company with similar terms and the option to borrow up to $750,000 through March 31, 1999. Borrowings of $169,000 have been made under this new agreement by the Company, of which approximately $106,000 was outstanding as of December 31, 2000, respectively. Leases under these agreements are payable in equal monthly installments over a period of 60 months and expire through May 2004.

   In June 2000, certain ITC capital lease obligations and related equipment were transferred to the Company. These leases had outstanding borrowings of approximately $73,000 at December 31, 2000.

   The Company had been the guarantor of other outstanding lease obligations of ITC under the above-referenced bank agreements. Effective November 30, 2000, this guarantee has been assumed by a third party in connection with the Company's sale of its investment in ITC (see note 4).


   In June 1999, the Company entered into a lease agreement with a bank for approximately $150,000 to be used for equipment purchases. Borrowings under this agreement accrue interest at 6.67%, are payable in monthly installments, are collateralized by the equipment purchased, and expire in June 2002. Approximately $33,000 is outstanding under this agreement as of December 31, 2000.

   In December 1999, the Company entered into a lease agreement with a bank for approximately $1 million to be used for equipment purchases. Borrowings under this agreement accrue interest at 5.64%, are payable in monthly installments, are collateralized by the equipment purchased, and expire in December 2002. Approximately $610,000 of borrowings is outstanding as of December 31, 2000.

NMT MEDICAL, INC. (FORMERLY NITINOL MEDICAL TECHNOLOGIES, INC.) AND SUBSIDIARIES

(9)  DEBT OBLIGATIONS - (CONTINUED)

   (d)   Lines of Credit

   In June 1999, the Company entered into lease finance facility agreement with a bank for approximately $475,000. Borrowings under this facility accrue interest at a rate of 5.38% per annum and are collateralized by the Company's accounts receivables. Borrowings of $428,000 under this line were outstanding as of December 31, 1999 and were paid in full during the first quarter of 2000.

   In September 2000, the Company entered into an equipment lease financing facility providing for borrowings of up to $250,000. Leases under this agreement are payable in equal monthly installments over 36 months. There were no borrowings under this agreement as of December 31, 2000. Approximately $100,000 of equipment purchases at December 31, 2000 will be financed under this facility.



   (e)  Future Maturities of Debt Obligations

   Future payments of the Company's subordinated note, senior secured debt, and capital lease obligations are as follows:

                YEAR ENDING                             AMOUNT
                -----------                             ------
                   2001                              $ 1,649,901
                   2002                                  466,807
                   2003                                4,544,299
                   2004                                    1,854
                                                     -----------
                                                       6,662,861

Less--Unamortized original issue discount               (551,217)
Less--Amount representing interest                      (108,663)
                                                     -----------
                                                       6,002,981
Less--Current portion                                 (1,581,459)
                                                     -----------
                                                     $ 4,421,522
                                                     ===========


(10) COMMITMENTS

   (a) Manufacturing Agreement

   The Company contracts with an unrelated third party for the manufacture of certain components. Under the amended agreement dated February 15, 1996, the Company is required to purchase minimum annual unit quantities through June 2001. As of December 31, 2000, the minimum remaining purchase commitment is approximately $100,000. The agreement is expected to be extended for an additional six months ending December 2001. In addition, in the event of an order cancellation or product conversion, the Company has agreed to purchase all in-process materials and all special materials purchased by the manufacturer for use in the production of these components, limited to purchase orders through 180 days after cancellation.

NMT MEDICAL, INC. (FORMERLY NITINOL MEDICAL TECHNOLOGIES, INC.) AND SUBSIDIARIES

(10)  COMMITMENTS - (CONTINUED)

   (b)   Operating Leases

   The Company has entered into operating leases for office and laboratory space and motor vehicle leases, including the ITC office lease assumed by the Company in June 2000. These leases expire through 2006. The leases require payment of all related operating expenses of the building, including real estate taxes and utilities in excess of base year amounts.

   Future minimum rental payments due under operating lease agreements as of December 31, 2000 are approximately as follows:

             YEAR ENDING                             AMOUNT
             -----------                             ------
                2001                               $  865,000
                2002                                  779,000
                2003                                  658,000
                2004                                  558,000
                2005                                  551,000
             Thereafter                               321,000
                                                   ----------
                                                   $3,732,000
                                                   ==========

   Rent expense for the years ended December 31, 2000, 1999 and 1998 amounted to approximately $797,000, $602,000 and $524,000, respectively.

   (c) Royalties

   The Company has entered into various agreements that require payment of royalties based on specified percentages of future sales, as defined. In addition, the Company has agreed to pay royalties to certain employees and a stockholder/founder based on sales or licenses of products where they were the sole or joint inventor. Future minimum commitments under these agreements are approximately $30,000 per year.

   In addition to the aforementioned, during the year ended December 31, 1998, the Company entered into an agreement to pay minimum royalties of $87,500 per quarter through September 2001 to two individuals for a product for which these individuals own the rights. Any excess of the minimum royalties paid over the royalties earned are creditable against future sales until expiration of the associated patents. At December 31, 2000, approximately $174,000 and $200,000 of minimum royalties in excess of royalties earned were classified as prepaid expenses and other assets, respectively, on the accompanying balance sheet.

   Additionally, these individuals are entitled to $50,000 per quarter for their product development and marketing consulting efforts through the quarter ended June 30, 2000. The Company recorded $175,000, $200,000 and $100,000 for such services during the years ended December 31, 2000, 1999 and 1998, respectively.

   Royalty expense under royalty agreements was $1,648,000, $838,000 and $640,000 for the years December 31, 2000, 1999 and 1998, respectively.

NMT MEDICAL, INC. (FORMERLY NITINOL MEDICAL TECHNOLOGIES, INC.) AND SUBSIDIARIES

(11) STOCK OPTIONS AND WARRANTS

   (a) Nonqualified Stock Options

   The Company granted nonqualified options to various officers, directors, employees, and/or consultants to purchase shares of common stock. The options become exercisable in full or in part at issuance or within one to four years of the date of issuance. All unexercised grants expire on the earlier of approximately seven to ten years from date of issuance or 90 days after termination of service as an officer, director, employee and/or consultant. As of December 31, 2000, 1,061,279 shares are subject to outstanding options at exercise prices of $.76-$14.00 per share.

   (b) Stock Option Plans

   1994 Stock Option Plan.   In May 1994, the Board of Directors approved a
   stock option plan (the 1994 Plan), which authorizes the Company to issue options to purchase up to 315,789 shares of the Company's common stock. The Company may grant options to officers, key employees, directors and consultants of the Company at an exercise price not less than fair market value as determined by the Board of Directors. Through December 31, 2000, the Company has granted 308,368 options under the 1994 Plan. As of December 31, 2000, 30,890 shares are subject to outstanding options at exercise prices of $2.15-$8.93 per share. At December 31, 2000, pursuant to the terms of the 1994 Plan, no further options may be granted under the 1994 Plan.

   1996 Stock Option Plan.   The Company's 1996 Stock Option Plan (the 1996
   Plan) was approved by the Company's stockholders in July 1996. The 1996 Plan provides for the grant of options to acquire a maximum of 600,000 shares of common stock. As of December 31, 2000, 394,400 shares are subject to outstanding options at exercise prices of $2.00-$14.63 per share. The Board of Directors has appointed a Stock Option Committee of the Board as the Plan Administrator. The 1996 Plan permits the granting of incentive stock options or nonstatutory stock options at the discretion of the Plan Administrator. Subject to the terms of the 1996 Plan, the Plan Administrator determines the terms and conditions of options granted. At December 31, 2000, 205,600 shares are available for future grants under the 1996 Plan.

   The 1996 Director's Stock Plan.   The Company's 1996 stock option plan for
   nonemployee directors (the 1996 Directors' Stock Plan) was approved by the Company's stockholders in July 1996. The 1996 Directors' Stock Plan provides for the automatic grant of nonstatutory stock options to purchase shares of common stock to directors of the Company who are not employees of the Company and who do not otherwise receive compensation from the Company. Under the 1996 Directors' Stock Plan, 150,000 shares of common stock have been reserved for issuance of options. Each eligible director serving on the Board on the effective date of the 1996 Directors' Stock Plan automatically received an option to purchase 10,000 shares of common stock at a price equal to the initial public offering price, subject to vesting in equal monthly installments over a period of three years.

   In the future, each nonemployee director not otherwise compensated by the Company who joins the Board will automatically receive an initial grant of options to purchase 10,000 shares of common stock at an exercise price equal to the fair market value per share at the date of grant, subject to vesting in equal monthly installments over a three-year period.

NMT MEDICAL, INC. (FORMERLY NITINOL MEDICAL TECHNOLOGIES, INC.) AND SUBSIDIARIES

(11) STOCK OPTIONS AND WARRANTS - (CONTINUED)


   In each year other than the year in which a director receives an initial grant of options, such director will automatically receive options to purchase 2,500 shares of common stock that shall become fully vested six months after the date of grant. As of December 31, 2000, 92,500 shares are subject to outstanding options at an exercise price of $2.38-$13.13 per share, of which 68,889 shares are exercisable. At December 31, 2000, 57,500 shares are available for future grant under the 1996 Directors' Stock Plan.


   1998 Stock Incentive Plan.   The Company's 1998 Stock Incentive Plan (the
   1998 Plan) was approved by the Company's stockholders during 1998. The 1998 Plan provides for the grant of options to acquire a maximum of 800,000 shares of common stock. As of December 31, 2000, 660,800 shares are subject to outstanding options at exercise prices of $1.88-$6.50 per share. The 1998 Plan permits the granting of incentive stock options or nonstatutory stock options at the discretion of the Board of Directors. Subject to the terms of the 1998 Plan, the Board of Directors determines the terms and conditions of options granted. As of December 31, 2000, 37,170 shares are available for future grants under the 1998 Plan.


   The following table summarizes all stock option activity under all of the Company's stock option plans, including grants outside of the 1998, 1996 and 1994 Plans:

                                                                 WEIGHTED
                                                             AVERAGE EXERCISE
                                                 NUMBER OF      PRICE PER
                                                  SHARES          SHARE
                                                 ---------   ----------------
Balance, December 31, 1997                       1,746,861       $   4.44
  Granted                                          459,600           7.20
  Canceled                                        (103,229)          9.19
  Exercised                                       (169,959)          1.79
                                                 ---------       --------
Balance, December 31, 1998                       1,933,273           5.05
                                                 ---------       --------
  Granted                                          281,675           3.70
  Canceled                                         (67,292)          8.67
  Exercised                                        (80,700)          1.33
                                                 ---------       --------
Balance, December 31, 1999                       2,066,956       $   4.90
                                                 ---------       --------
 Granted                                           639,565           2.97
 Cancelled                                        (424,404)          5.35
 Exercised                                         (42,249)          2.44
                                                 ---------       --------
Balance, December 31, 2000                       2,239,868       $   4.30
                                                 =========       ========
Exercisable, December 31, 2000                   1,466,284       $   4.44
                                                 =========       ========
Exercisable, December 31, 1999                   1,470,903       $   4.32
                                                 =========       ========
Exercisable, December 31, 1998                   1,286,891       $   3.67
                                                 =========       ========

NMT MEDICAL, INC. (FORMERLY NITINOL MEDICAL TECHNOLOGIES, INC.) AND SUBSIDIARIES

(11) STOCK OPTIONS AND WARRANTS - (CONTINUED)

   The following detail pertains to outstanding options of the Company at December 31, 2000:

                                      WEIGHTED     WEIGHTED AVERAGE                    WEIGHTED
                  EXERCISE PRICE      AVERAGE          REMAINING                        AVERAGE
   NUMBER OF        RANGE PER      EXERCISE PRICE  CONTRACTUAL LIFE     NUMBER OF    EXERCISE PRICE
    SHARES            SHARE          PER SHARE            OF              SHARES       PER SHARE
  OUTSTANDING      OUTSTANDING      OUTSTANDING  OPTIONS OUTSTANDING   EXERCISABLE    EXERCISABLE
  -----------      -----------      -----------  -------------------   -----------    -----------
     65,786       $   .76-1.14          $ 0.99         3.23 Years          65,786         $ 0.99
  1,215,753          1.88-2.75            2.26         6.68 Years         790,045           2.16
    102,597          2.88-4.25            3.31         8.31 Years          40,912           3.29
    235,050          4.38-6.50            4.64         8.44 Years          72,085           4.70
    362,682          6.63-9.88            7.28         6.16 Years         300,955           7.22
    258,000        10.00-14.63           10.70         6.21 Years         196,501          10.63
  ---------       ------------          ------      -------------       ---------         ------
  2,239,868       $ .76-14.63           $ 4.30         6.70 Years       1,466,284         $ 4.44
  =========       ============          ======      =============       =========         ======

   The Company accounts for its stock-based compensation plans under APB Opinion No. 25. SFAS No. 123 establishes a fair-value based method of accounting for stock-based compensation plans.

   The Company has adopted the disclosure-only alternative under SFAS No. 123 for grants to employees which requires disclosure of the pro forma effects on earnings and earnings per share as if SFAS No. 123 had been adopted, as well as certain other information. The Company has computed the pro forma disclosures required under SFAS No. 123 for all employee stock options granted in 1998, 1997 and 1996 using the Black-Scholes option pricing model prescribed by SFAS No. 123.


   The assumptions used and the weighted average information for the years ended December 31, 2000, 1999 and 1998 are as follows:

                                                            2000              1999             1998
                                                         -----------       -----------      -----------
Risk-free interest rates                                 5.78%-6.72%       4.80%-6.38%      4.65%-5.72%
Expected dividend yield                                          --                --               --
Expected lives                                              7 years          7 years          7 years
Expected volatility                                          52%               87%              66%
Weighted average grant-date fair value of options
 granted during the period                               $     1.76        $     2.90       $     4.66


   The effect of applying SFAS No. 123 would be as follows for the years ended December 31, 2000, 1999 and 1998:

                                                          2000             1999            1998
                                                      ------------     ------------     -----------
Net loss:
       As reported                                    $ (9,595,054)    $(19,052,693)    $(3,679,440)
                                                      ============     ============     ===========
       Pro forma                                      $(10,173,512)    $(20,101,646)    $(4,564,706)
                                                      ============     ============     ===========
Basic and diluted net loss per common share:
       As reported                                    $       (.88)    $      (1.77)    $      (.36)
                                                      ============     ============     ===========
       Pro forma                                      $       (.93)    $      (2.10)    $      (.47)
                                                      ============     ============     ===========

NMT MEDICAL, INC. (FORMERLY NITINOL MEDICAL TECHNOLOGIES, INC.) AND SUBSIDIARIES

(11) STOCK OPTIONS AND WARRANTS - (CONTINUED)


   (c) Warrants

   The following table summarizes the Company's warrant activity:

                                                                  WEIGHTED
                                                              AVERAGE EXERCISE
                                              NUMBER OF          PRICE PER
                                               SHARES              SHARE
                                         ------------------  -----------------
   Balance, December 31, 1997                  188,252             $3.21
    Granted                                     28,489              2.15
    Canceled                                        --                --
    Exercised                                       --                --
                                               -------             -----
   Balance, December 31, 1998                  216,741              3.07
    Granted                                     25,000              3.41
                                               -------             -----
   Balance, December 31, 1999                  241,741              3.10
    Granted                                     20,000              4.94
    Exercised                                  (99,660)             4.26
                                               -------             -----
   Balance, December 31, 2000                  162,081             $2.62
                                               =======             =====
   Exercisable, December 31, 2000              162,081             $2.62
                                               =======             =====

   Pursuant to Emerging Issues Task Force (EITF) Issue 00-19, Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in a Company's Own Stock, the Company believes that equity classification is appropriate for all outstanding warrants.

   On April 15, 1999, the Company negotiated a waiver of the default with the holder of the subordinated note payable (see Note 9(a)). In connection with such waiver, the Company issued to the noteholder warrants to purchase 25,000 shares of Common Stock at $3.41 per share.

   On April 3, 2000, in connection with the Company's pay down of debt discussed in Note 9(b), the Company issued the noteholder warrants to purchase 20,000 shares of the Company's common stock at $4.94 per share.

   The Company determined the value of these warrants using the Black-Scholes pricing model and charged such values to interest expense for the year ended December 31, 1999.

   (d)  Employee Stock Purchase Plan

   Effective October 1, 1997, the Company's shareholders approved an employee stock purchase plan (the Stock Plan). The Stock Plan allows eligible employees to purchase common stock of the Company through payroll deductions at a price that is 85% of the lower of the closing price of the Company's stock on the either the beginning or ending of the six-month offering period. The Company has reserved 90,000 of its $.001 par value common stock for issuance under this Stock Plan. The Company issued 29,276 and 22,461 shares of common stock under the Stock Plan during the years ended December 31, 2000 and 1999, respectively.

NMT MEDICAL, INC. (FORMERLY NITINOL MEDICAL TECHNOLOGIES, INC.) AND SUBSIDIARIES

(12) RELATED PARTY TRANSACTIONS

   During the years ended December 31, 2000, 1999 and 1998, one shareholder provided consulting services to the Company, at a rate of $100,000 per annum. Additionally, during the year ended December 31, 1999, an affiliate of a stockholder provided consulting services to the Company amounting to approximately $103,000.

   In September 1998, a former employee of the Company entered into a secured promissory note agreement with the Company under which the former employee borrowed $167,100 plus interest at 10 % per annum and was due the earlier of September 30, 1999 or the tenth business day on which the closing price of the Company's stock is greater than $8.00 per share for any consecutive three-day period. As of December 31, 1999, the amount owed under this note agreement was approximately $131,000. The note agreement was extended under similar terms to September 30, 2000 and was paid in full as of March 31, 2000.

   On September 1, 1998 a former employee of the Company borrowed $25,000 from the Company. The loan accrues interest at 10.101% per annum and is collateralized. The loan was due on January 15, 2000 but was subsequently extended to June 30, 2000 under similar terms. Subsequent to year-end approximately $11,000 of this loan has been repaid.



(13) ACCRUED EXPENSES

   Accrued expenses consist of the following:

                                                  AT DECEMBER 31,
                                               2000            1999
                                            ----------      ----------
     Payroll and payroll related            $1,765,165      $1,607,773
     Taxes                                     446,944         635,530
     Legal settlement                          628,000              --
     Other accrued expenses                  2,388,737       2,386,063
                                            ----------      ----------
                                            $5,228,846      $4,629,366
                                            ==========      ==========



(14) FINANCIAL INFORMATION BY GEOGRAPHIC AREA

   Revenues by country for the years ended December 31, 2000, 1999 and 1998 are as follows:

                                       2000           1999            1998
                                    -----------    -----------     -----------
     Destination
     -----------
     United States                  $22,600,000    $18,251,000     $13,835,000
     The Netherlands                  2,855,000      4,565,000       2,870,000
     Germany                          2,344,000      2,986,000       1,872,000
     France                           1,218,000      1,888,000         947,000
     Other                            7,456,005      7,389,368       5,529,713
                                    -----------    -----------     -----------
                                    $36,473,005    $35,079,368     $25,053,713
                                    ===========    ===========     ===========

NMT MEDICAL, INC. (FORMERLY NITINOL MEDICAL TECHNOLOGIES, INC.) AND SUBSIDIARIES

(14) FINANCIAL INFORMATION BY GEOGRAPHIC AREA - (CONTINUED)

   Long-lived assets by country as of December 31, 2000 and 1999 are as follows:

                                         2000             1999
                                      -----------      -----------
      Destination
      -----------
      France                          $ 8,968,999      $ 9,265,766
      United States                     5,867,621        5,201,635
      Other                                82,663           57,000
                                      -----------      -----------
                                      $14,919,283      $14,524,401
                                      ===========      ===========



(15) SEGMENT REPORTING

   The Company adopted SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information, during the fourth quarter of 1998. SFAS No. 131 established standards for reporting information about operating segments in annual financial statements and requires selected information about operating segments in interim financial reports issued to stockholders. It also established standards for related disclosures about products and services and geographic areas. Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision, or decision making group, in deciding how to allocate resources and in assessing performance.

   The Company's chief operating decision making group is the Chief Executive Officer, members of Senior Management, and the Board of Directors. The operating segments are managed separately because each represents specific types of medical devices for specific markets (i.e., the cardiovascular segment includes minimally-invasive medical devices that were the primary products of the Company prior to the acquisition of ENI while the neurosurgical segment includes primarily neurosurgical medical devices that were the primary products of ENI).

   The Company's operating segments include the cardiovascular business unit and the neuroscience business unit. Revenues for the cardiovascular business unit are derived from sales of the Simon Nitinol Filter(R) (SNF) and the CardioSEAL(R) Septal Occluder, as well as from licensing revenues from the Company's self-expanding stents. Revenues for the neuroscience business unit are derived from sales of cerebral spinal fluid shunts and Spetzler(TM) Titanium Aneurysm Clips.

NMT MEDICAL, INC. (FORMERLY NITINOL MEDICAL TECHNOLOGIES, INC.) AND SUBSIDIARIES

(15) SEGMENT REPORTING - (CONTINUED)

   The accounting policies of the business segments are the same as those described in the summary of significant accounting policies. The Company evaluates performance based on stand-alone operating segment net income. Revenues are attributed to geographic areas based on where the customer is located. Segment information is presented as follows:

                                                         FOR THE YEARS ENDED DECEMBER 31,
                                                      2000            1999            1998
                                                   -----------     -----------     -----------
  Segment Revenues:
     Cardiovascular products                       $18,596,005     $15,058,368     $13,989,713
     Neurosurgical products                         17,877,000      20,021,000      11,064,000
                                                   -----------     -----------     -----------
           Total revenues                          $36,473,005     $35,079,368     $25,053,713
                                                   ===========     ===========     ===========

  Segment Interest Income:
     Cardiovascular products                       $   211,098     $   479,617     $ 1,168,056
     Neurosurgical products                                 --              --              --
                                                   -----------     -----------     -----------
           Total                                   $   211,098     $   479,617     $ 1,168,056
                                                   ===========     ===========     ===========

  Segment Interest Expense:
     Cardiovascular products                       $ 1,168,556     $ 2,426,211     $ 1,324,346
     Neurosurgical products                             69,000         388,000         137,000
                                                   -----------     -----------     -----------
           Total                                   $ 1,237,556     $ 2,814,211     $ 1,461,346
                                                   ===========     ===========     ===========

  Segment Income Tax Provision:
     Cardiovascular products                       $        --     $        --     $   744,538
     Neurosurgical products                                 --         180,000              --
                                                   -----------     -----------     -----------
           Total                                   $        --     $   180,000     $   744,538
                                                   ===========     ===========     ===========

  Segment Depreciation and Amortization:
     Cardiovascular products                       $   637,944     $ 1,071,395     $   892,088
     Neurosurgical products                            519,076         966,000         499,000
                                                   -----------     -----------     -----------
           Total                                   $ 1,157,020     $ 2,067,395     $ 1,391,088
                                                   ===========     ===========     ===========

  Segment Equity in Net Loss of Investees:
     Cardiovascular products                       $        --     $  (488,529)    $  (437,145)
     Neurosurgical products                                 --              --              --
                                                   -----------     -----------     -----------
           Total                                   $        --     $  (488,529)    $  (437,145)
                                                   ===========     ===========     ===========


Segment Significant Noncash Items:
     Cardiovascular products                       $        --     $  1,364,369    $ 5,397,242
     Neurosurgical products                          7,054,106        6,801,000             --
                                                   -----------     ------------    -----------
           Total                                   $ 7,054,106     $  8,165,369    $ 5,397,242
                                                   ===========     ============    ===========

  Segment Income (Loss):
     Cardiovascular products                       $  (941,331)    $ (7,654,968)   $(5,378,440)
     Neurosurgical products                         (8,998,927)      (8,103,000)      (421,000)
                                                   -----------     ------------    -----------
           Total net loss                          $(9,940,258)    $(15,757,968)   $(5,799,440)
                                                   ===========     ============    ===========


NMT MEDICAL, INC. (FORMERLY NITINOL MEDICAL TECHNOLOGIES, INC.) AND SUBSIDIARIES

(15) SEGMENT REPORTING - (CONTINUED)

   Segment balance sheet information is as follows as of December 31, 2000 and 1999:

                                                    2000            1999
                                                 -----------     -----------
  Segment Long-Lived Tangible Assets:
     Cardiovascular products                     $ 4,550,284     $ 3,963,402
     Neurosurgical products                       10,368,999      10,560,999
                                                 -----------     -----------
           Total                                 $14,919,283     $14,524,401
                                                 ===========     ===========

(16) VALUATION OF QUALIFYING ACCOUNTS

   The following table sets forth the activity in the Company's allowance for doubtful accounts and sales returns:


                 BALANCE AT                        UNCOLLECTIBLE
  YEARS ENDED     BEGINNING    PROVISION FOR          AMOUNTS                         BALANCE AT END OF
 DECEMBER 31,     OF PERIOD  BAD DEBT AND RETURNS   WRITTEN OFF    OTHER ADDITIONS         PERIOD
 ------------     ---------  --------------------   -----------    ---------------         ------
     1998       $ 125,000        $ 596,000          $   (5,000)     $ 155,000*         $    871,000
     1999         871,000          185,000            (143,000)            --               913,000
     2000         913,000          228,000             (62,000)            --             1,079,000

*Represents additions arising from the acquisition of ENI, net of reserves reclassified to net assets from discontinued operations.

(17) LEGAL PROCEEDINGS

   The Company is a party to the following legal proceedings that could have a material adverse impact on the Company's results of operations or liquidity if there were an adverse outcome. Although the Company intends to pursue its rights in each of these matters vigorously, it cannot predict the ultimate outcomes.

   In December 1998, the Company filed a patent infringement suit in the United States District Court for the District of Massachusetts (the "Court") against AGA Medical Corp. ("AGA"), claiming that AGA's Amplatzer aperture occlusion devices infringe U.S. Patent No. 5,108,420, which is licensed exclusively to the Company. The Company is seeking an injunction to prevent further infringement as well as monetary damages. In April 1999, AGA served its Answer and Counterclaims denying liability and alleging that the Company has engaged in false or misleading advertising and in unfair or deceptive business practices. AGA's counterclaims seek an injunction and an unspecified amount of damages. In May 1999, the Company answered AGA's counterclaims denying liability. There is pending before the Court a motion by AGA for summary judgment. The case is currently in discovery.

   In papers dated November 24, 1999, Elekta AB (publ) filed a request for arbitration in the London Court of International Arbitration ("LCIA") alleging that the Company breached its payment obligation under the Sale and Purchase Agreement between the parties dated May 8, 1998 pursuant to which the Company purchased certain assets from Elekta. On January 14, 2000, the Company filed its response with the LCIA in which the Company denied Elekta's claims and indicated that it would assert a counterclaim for Elekta's breach of the same contract.
As currently pleaded, Elekta's claim seeks approximately $2 million in damages and NMT's counterclaim seeks approximately $2 million in damages. On January 17-19, 2001, the arbitrator conducted a hearing on preliminary legal issues. On March 15, 2001, the Arbitrator issued a partial award which for the most part clarified certain legal issues without deciding the merits of either Elekta's claims or the Company's counterclaims. The Arbitrator did dismiss an approximate $314,000 portion of NMT's counter claim, but indicated, however, that $289,000 of that portion may still be recoverable by NMT in litigation outside the Arbitration process as "ordinary trade debts". The hearing on the merits of Elekta's claims and the Company's counterclaims has not been scheduled.

NMT MEDICAL, INC. (FORMERLY NITINOL MEDICAL TECHNOLOGIES, INC.) AND SUBSIDIARIES

(17) LEGAL PROCEEDINGS  (CONTINUED)

   On August 11, 2000, the Company filed a demand for arbitration before the American Arbitration Association in Boston, Massachusetts to obtain a determination that Bard does not have distribution rights to the Company's Recovery Filter(TM) under the 1992 U.S. distribution agreement between the Company and Bard Radiology, a division of Bard, and that the Company may sell the Recovery Filter(TM) technology to a third party without violating the agreement. Bard has filed a counterclaim seeking a contrary declaration and an indeterminate amount of damages. Hearings are scheduled to begin on April 30, 2001.

   Other than as described above, the Company has no material pending legal proceedings.

                                                                     Appendix B
                                                                     ----------

                       NMT Medical, Inc. and Subsidiaries
                          Consolidated Balance Sheets
                                  (Unaudited)

                                                                           At             At
                                                                      September 30,   December 31,
                                                                          2000           1999
                                                                      ------------    ------------
           Assets
Current assets:
         Cash and cash equivalents                                    $  5,519,148   $  3,533,475
         Accounts receivable, net of reserves
          of $1,227,000 and $934,000 as of September 30, 2000 and
          December 31, 1999, respectively                                5,473,556      7,900,099
         Inventories                                                     3,061,908      4,634,348
         Prepaid expenses and other current assets                       1,995,041      2,429,016
                                                                      ------------   ------------
                  Total current assets                                  16,049,653     18,496,938
                                                                      ------------   ------------
Property, plant and equipment, at cost:
         Land and Buildings                                              4,650,000      4,650,000
         Laboratory and computer equipment                               3,474,951      3,284,294
         Office furniture and equipment                                  1,020,662      1,062,228
         Leasehold improvements                                          3,111,897      3,268,897
         Equipment under capital lease                                   2,350,512      2,258,982
                                                                      ------------   ------------
                                                                        14,608,022     14,524,401
         Less - Accumulated depreciation and amortization               12,862,532      3,506,354
                                                                      ------------   ------------
                                                                         1,745,490     11,018,047
                                                                      ------------   ------------

Other assets                                                               276,472        839,733

Net assets from discontinued operations                                          -      8,392,448
                                                                      ------------   ------------
                                                                      $ 18,071,615   $ 38,747,166
                                                                      ============   ============

         Liabilities and Stockholders' Equity
Current Liabilities:
         Accounts payable                                             $  2,202,111   $  4,100,081
         Accrued expenses                                                4,714,225      4,629,366
         Current portion of debt obligations                               947,230      1,002,877
         Net liabilities from discontinued operations                    2,198,031              -
                                                                      ------------   ------------
                  Total current liabilities                             10,061,597      9,732,324
                                                                      ------------   ------------
Long-term debt obligations, net of current portion                       5,139,182     13,570,355
Deferred tax liability                                                           -      1,283,008

Commitments and contingencies (Note 13)

Stockholders' equity
   Preferred stock, $.001 par value-
         Authorized-3,000,000 shares
         Issued and outstanding-none                                             -              -
   Common stock, $.001 par value-
         Authorized-30,000,000 shares
         Issued and outstanding-10,941,721 and 10,783,278 shares
         at September 30, 2000 and December 31,1999, respectively           10,942         10,784
    Additional paid-in capital                                          42,007,655     41,439,959
    Cumulative translation adjustment                                   (1,726,595)      (708,253)
    Accumulated deficit                                                (37,421,166)   (26,581,011)
                                                                      ------------   ------------
             Total stockholders' equity                                  2,870,836     14,161,479
                                                                      ------------   ------------
                                                                      $ 18,071,615   $ 38,747,166
                                                                      ============   ============

The accompanying Notes are an integral part of these Consolidated Financial Statements.

                       NMT Medical, Inc. and Subsidiaries
                     Consolidated Statements of Operations
                                  (Unaudited)

                                         For the Three Months Ended            For the Nine Months Ended
                                                 September 30,                         September 30,
                                           2000                 1999             2000              1999
                                        -----------          -----------     ------------       -----------
Revenues:
 Product sales                          $ 8,992,108          $ 8,883,630     $ 27,748,507       $24,991,642
 License fees                               202,184              425,000          644,274         1,293,693
                                        -----------          -----------     ------------       -----------

                                          9,194,292            9,308,630       28,392,781        26,285,335
                                        -----------          -----------     ------------       -----------

Expenses:
 Cost of product sales                    4,263,164            3,606,845       11,904,136        10,616,332
 Research and development                 1,333,965            1,199,464        3,980,856         3,297,134
 General and administrative               3,496,523            2,245,872        8,044,754         6,473,234
 Selling and marketing                    2,366,876            2,121,700        6,868,668         5,779,768
 Write-down of note
  receivable from Image
  Technologies Corporation                        -            1,364,369                -         1,364,369
 Impairment of long-lived
  assets (Note 4)                                 -                    -        7,054,106                 -
                                        -----------          -----------     ------------       -----------
                                         11,460,528           10,538,250       37,852,520        27,530,837
                                        -----------          -----------     ------------       -----------

    Loss from operations                 (2,266,236)          (1,229,620)      (9,459,739)       (1,245,502)
                                        -----------          -----------     ------------       -----------

Other Income (Expense):
 Equity in net loss of Image
  Technologies Corporation                        -             (188,979)               -          (488,529)
 Currency transaction gain (loss            189,188             (220,902)         440,337             6,142
 Interest expense                          (199,058)            (622,193)      (1,038,886)       (2,036,714)
 Interest income                             69,046              116,462          135,879           449,623
                                        -----------          -----------     ------------       -----------
                                             59,176             (915,612)        (462,670)       (2,069,478)
                                        -----------          -----------     ------------       -----------
    Loss before benefit for
     income taxes                        (2,207,060)          (2,145,232)      (9,922,409)       (3,314,980)
Benefit for income taxes                          -              (23,700)         (14,850)         (108,100)
                                        -----------          -----------     ------------       -----------
     Loss before extraordinary
      loss on early extinguishment
      of debt                            (2,207,060)          (2,121,532)      (9,907,559)       (3,206,880)

Extraordinary loss on early
 extinguishment of debt                           -           (2,618,428)               -        (2,618,428)
                                        -----------          -----------     ------------       -----------
 Net loss from continuing
  operations                             (2,207,060)          (4,739,960)      (9,907,559)       (5,825,308)
 Net income (loss) from
  discontinued operations,
  net of income taxes                             -               70,000         (932,596)          303,000
                                        -----------          -----------     ------------       -----------
Net Loss                                $(2,207,060)         $(4,669,960)    $(10,840,155)      $(5,522,308)
                                        ===========          ===========     ============       ===========

Basic and diluted net income
 (loss) per common share:

  Continuing operations
   before extraordinary item            $     (0.20)         $     (0.20)    $      (0.91)      $     (0.30)
                                        ===========          ===========     ============       ===========
  Extraordinary item                              -          $     (0.24)               -       $     (0.24)
                                        ===========          ===========     ============       ===========
  Discontinued operations               $         -          $      0.01     $      (0.09)      $      0.03
                                        ===========          ===========     ============       ===========
  Net loss                              $     (0.20)         $     (0.43)    $      (1.00)      $     (0.52)
                                        ===========          ===========     ============       ===========

Basic and diluted weighted
 average common shares
 outstanding                             10,939,330           10,769,239       10,893,663        10,710,234
                                        ===========          ===========     ============       ===========

The accompanying Notes are an integral part of these Consolidated Financial Statements.

                       NMT Medical, Inc. and Subsidiaries
                     Consolidated Statements of Cash Flows
                                  (Unaudited)

                                                                                 For the Nine Months Ended
                                                                                        September 30,
                                                                                     2000           1999
                                                                                 ------------   ------------
Cash flows from operating activities:
  Net loss                                                                       $(10,840,155)  $ (5,522,308)
  Net income (loss) from discontinued operations                                     (932,596)       303,000
                                                                                 ------------   ------------
  Net loss from continuing operations                                              (9,907,559)    (5,825,308)
  Adjustments to reconcile net loss to net cash used in
  operating activities-
          Equity in net loss of Image Technologies Corporation                              -        488,529
          Write down of note receivable from Image Technologies Corporation                 -      1,364,369
          Depreciation and amortization                                               952,094      1,285,948
          Deferred tax benefit                                                              -       (390,000)
          Noncash tax provision                                                             -        330,000
          Noncash interest expense related to early extinguishment of debt                  -      2,358,940
          Noncash interest expense                                                    433,232        504,722
          Increase (decrease) in accounts receivables reserves                        389,239       (422,109)
          Impairment of long-lived assets                                           7,054,106              -
          Changes in assets and liabilities-
                   Accounts receivable                                              1,625,547      1,340,963
                   Inventories                                                      1,254,636     (1,816,061)
                   Prepaid expenses and other current assets                          346,265       (308,328)
                   Accounts payable                                                (2,281,568)    (2,338,531)
                   Accrued expenses                                                   102,010        675,166
                                                                                 ------------   ------------
                      Net cash used in operating activities                           (31,998)    (2,751,700)
                                                                                 ------------   ------------
                      Net cash (used in) provided by discontinued
                      operations                                                   (1,974,117)     1,384,000
                                                                                 ------------   ------------
Cash flows from investing activities:
  Maturities of marketable securities                                                       -      6,135,921
  Purchases of property, plant and equipment                                          (83,619)      (564,682)
  Increase in investment in Image Technologies Corporation, net                             -        (62,000)
  Decrease (increase) in other assets                                                 283,349       (152,699)
  Proceeds from sale of the UK operations                                          11,632,000              -
                                                                                 ------------   ------------
                      Net cash provided by investing activities                    11,831,730      5,356,540
                                                                                 ------------   ------------
Cash flows from financing activities:
  Payments of capital lease obligations                                              (366,037)      (156,436)
  Proceeds from issuance of common stock                                              567,855        135,299
  Payments of subordinated debt, net                                                 (500,000)   (14,000,000)
  (Payments of) borrowings under senior debt, net                                  (7,707,134)     7,504,881
                                                                                 ------------   ------------
                      Net cash used in financing activities                        (8,005,316)    (6,516,256)
                                                                                 ------------   ------------
Effect of exchange rate changes on cash                                               165,374       (219,674)
                                                                                 ------------   ------------
Net increase (decrease) in cash and cash equivalents                                1,985,673     (2,747,090)
Cash and cash equivalents, beginning of period                                      3,533,475      4,007,014
                                                                                 ------------   ------------
Cash and cash equivalents, end of period                                         $  5,519,148   $  1,259,924
                                                                                 ============   ============
Supplemental disclosure of cash flow information:
  Cash paid during the period for-
          Interest                                                               $    634,993   $  1,705,955
                                                                                 ============   ============
          Taxes                                                                  $     50,000   $    121,148
                                                                                 ============   ============
Noncash investing and financing activities:
  Issuance of warrants in connections with debt waiver                           $          -   $     50,000
                                                                                 ============   ============

  Purchase of fixed assets under capital lease                                   $     89,847   $     22,988
                                                                                 ============   ============

The accompanying Notes are an integral part of these Consolidated Financial Statements.

                       NMT Medical, Inc. and Subsidiaries
                   Notes to Consolidated Financial Statements

1.  Operations

    NMT Medical, Inc. (the Company) designs, develops and markets innovative medical devices that utilize advanced technologies and are delivered by minimally invasive procedures. The Company's products are designed to offer alternative approaches to existing complex treatments, thereby reducing patient trauma, shortening procedure, hospitalization and recovery times and lowering overall treatment costs. The Company's patented medical devices include self-expanding stents, vena cava filters and septal repair devices (the CardioSeal Septal Occluder). The Company's stents have been commercially launched in Europe and in the United States (U.S.) for certain indications, its vena cava filters are marketed in the U.S. and abroad and the CardioSEAL Septal Occluder is sold commercially in the U.S. for certain humanitarian uses only, and in Europe and other international markets. Through its NMT Neurosciences division, the Company develops, manufactures, markets and sells specialty devices for neurosurgery including cerebral spinal fluid shunts on the Spetzler Titanium Aneurysm Clip. On April 5, 2000, the Company sold the U.K. operations of its NMT Neurosciences division, including the Selector Ultrasonic Aspirator, Ruggles surgical instruments and cryosurgery product lines and certain assets and liabilities for approximately $12 million in cash (see Note 3). The results of these discontinued operations have been included in the accompanying financial statements for the three months ended September 30, 1999 and the nine months ended September 30, 2000 and 1999, respectively.

    The accompanying consolidated financial statements include accounts of the Company and its wholly owned subisdiaries. All intercompany transactions and balances have been eliminated in consolidation.

    As of September 30, 2000, the Company was not in compliance with certain of the debt covenants contained in the subordinated note agreement discussed in
    Note 5. The Company obtained a waiver of default from the debtholder.

2.  Interim Financial Statements

    The accompanying Consolidated Financial Statements as of September 30, 2000 and for the three and nine-month periods then ended are unaudited. In management's opinion, these unaudited Consolidated Financial Statements have been prepared on the same basis as the audited Consolidated Financial Statements included in the Company's Annual Report on Form 10-K for the year ended December 31, 1999, as amended by Amendment No. 1 thereto on Form 10K/A, and include all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of the results for such interim periods. The results of operations for the three- and nine- month periods ended September 30, 2000 are not necessarily indicative of the results expected for the fiscal year ending December 31, 2000.

3.  Sale of the U.K. Operations of the NMT Neurosciences Division

    On April 5, 2000, the Company sold the U.K. operations of its NMT Neurosciences division, including the Selector Ultrasonic Aspirator, Ruggles surgical instruments and cryosurgery product lines and certain assets and liabilities for $12.0 million in cash. The Company incurred a $3.4 million loss on this sale, comprised of net proceeds of approximately $12.0 million less estimated transaction and other costs of $3.9 million, and net assets sold of $11.4 million. The transaction costs consisted principally of legal and accounting fees, severance arrangements with certain employees and other estimated costs associated with discontinuing the operation and consummating the sale. The net assets sold consisted of the following:

         Current assets                               $ 6,807,000
         Property and equipment, net                    1,203,000
         Goodwill and other intangible assets, net      5,495,000
         Total assets                                  13,505,000
         Current liabilities assumed by the buyer      (2,089,000)
                                                      -----------
                                                      $11,416,000
                                                      ===========

    The consolidated financial statements of the Company have been restated to reflect the financial results of the U.K. operations as a discontinued operation for the three months ended September 30, 1999 and the nine months ended September 30, 2000 and 1999, respectively, and as of December 31, 1999. Reported revenues, expenses, and cash flows exclude the operating results of the discontinued operations. Revenues from discontinued operations were approximately $2,778,000 and $9,644,000 for the nine months ended September 30, 2000 and 1999, respectively. The Company did not allocate interest expense associated with the senior secured debt and subordinated note discussed in Notes 5(a) and 5(b) to discontinued operations. The Company used approximately $7.3 million of the proceeds from this sale to fully pay down its senior secured debt agreement and related interest and $500,000 to pay down its subordinated note agreement as discussed in Note 5. During the second quarter the Company revised its estimate for the Company's net loss from discontinued operations by approximately $933,000 and as such has recorded a loss for the discontinued operation of $933,000 in the nine months ended September 30, 2000.

                       NMT Medical, Inc. and Subsidiaries
                   Notes to Consolidated Financial Statements
                                   (continued)


4.  Impairment of Long-Lived Assets

    The Company follows the provisions of Statement of Financial Accounting Standards (SFAS) No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of. SFAS No. 121 addresses accounting and reporting requirements for impairment of long-lived assets based on their fair market values. In accordance with SFAS No. 121, the carrying value of long-lived assets is periodically reviewed by the Company based on the expected future undiscounted cash flows. The NMT Neurosciences division has continued to incur operating losses which has caused management and the Board of Directors of the Company to consider various strategic alternatives for that division. Based upon these considerations and an analysis of the undiscounted cash flows, the Company determined that there was an impairment of the long-lived assets of the NMT Neurosciences division. In the quarter ended June 30, 2000, the Company recorded a $7.1 million impairment charge to reduce the carrying value of the long-lived assets of the NMT Neurosciences division to their estimated fair value. The long-lived assets which are impaired consist primarily of a building and other fixed assets located in the Company's Biot, France Neurosciences facility. The Company's estimates of fair value for such assets was based upon discounted cash flows and was corroborated by outside parties. This asset impairment charge recorded in the quarter ended June 30, 2000 was based upon estimates and does not include losses which may occur upon a decision to sell or liquidate the NMT Neurosciences division including exit costs, transaction costs and additional losses on the sale or disposition of the assets. These additional charges, if incurred, could be significant.

5.  Debt

    (a)  Subordinated Note Payable

    In July 1998, the Company financed a significant portion of the acquisition of the neurosurgical instruments business of Elekta AB (PUBL) with $20 million of subordinated debt borrowed from an affiliate of a significant stockholder of the Company. On September 13, 1999, the Company entered into a $10 million senior secured debt facility with a bank (See Note 5(b)), $8 million of the proceeds of which was used to reduce the principal amount of the subordinated note. The Company also used $6 million of its own cash to further reduce the principal amount of this note. The Company paid down $500,000 of this note from the proceeds obtained in connection with the sale of the U.K. operations of its NMT Neurosciences division (see Note 3). The remaining $4.9 million of the subordinated debt on the balance sheet as of September 30, 2000 is due September 30, 2003 with quarterly interest payable at 10.101% per annum and is subject to certain covenants, as amended. As of September 30, 2000, the Company was not in compliance with certain of the debt covenants of the subordinated note payable and has obtained a waiver of default from the holder of the note.


    (b)  Senior Secured Debt

    On September 13, 1999, the Company entered into a $10 million senior secured debt facility with a bank, $8 million of the proceeds of which was used to reduce the principal amount of the Company's subordinated note payable (See
    Note 5(a)). The remaining $2 million of the senior secured debt facility was available to be drawn down by the Company for working capital purposes. The Company has not made any borrowings under this $2 million facility and the bank terminated the availability of this facility on August 12, 2000. On April 5, 2000, the Company paid down this note and related interest in its entirety from the proceeds obtained in connection with the sale of the U.K. operations of its NMT Neurosciences division (see Note 3).

6.  Reclassifications

    Certain prior period amounts have been reclassified to conform to the current period's presentation.

                       NMT Medical, Inc. and Subsidiaries
                   Notes to Consolidated Financial Statements
                                  (continued)
7.    Inventories

    Inventories are stated at the lower of cost (first-in, first-out) or market and consist of the following:

                           September 30,  December 31,
                               2000          1999
                           -------------  ------------

       Components           $1,714,977    $2,379,474
       Finished Goods        1,346,931     2,254,874
                            ----------    ----------
                            $3,061,908    $4,634,348
                            ==========    ==========


8.  Net Income (Loss) per Common and Common Equivalent Share

    The Company applies SFAS No. 128, Earnings per Share. SFAS No. 128 establishes standards for computing and presenting earnings per share and applies to entities with publicly held common stock or potential common stock. Diluted loss per share is the same as basic loss per share for the three- and nine-month periods ended September 30, 2000 and 1999 as the effects of the Company's potential common stock (2,482,302 shares and 2,283,353 shares for the periods ended September 30, 2000 and 1999, respectively) are antidilutive.

9.  Foreign Currency

    The accounts of the Company's subsidiaries are translated in accordance with SFAS No. 52, Foreign Currency Translation. Accordingly, the accounts of the Company's foreign subsidiaries are translated from their local currency, which is the functional currency, into U.S. dollars, the reporting currency, using the exchange rate at the balance sheet date. Income and expense accounts are translated using an average rate of exchange during the period.

    Cumulative foreign currency translation gains or losses are reflected as a separate component of consolidated stockholders' equity and amounted to a cumulative loss of approximately $1.7 million and $708,000 as of September 30, 2000 and December 31, 1999, respectively. Additionally, the Company had foreign currency transaction gains (losses) of approximately $189,000 and $(221,000) during the three months ended September 30, 2000 and 1999, respectively. During the nine months ended September 30, 2000 and 1999, the Company recorded foreign currency transaction gains of approximately $440,000 and $6,000, respectively.

    Foreign currency transaction gains and losses result from differences in exchange rates between the functional currency and the currency in which a transaction is denominated and are included in the consolidated statement of operations in the period in which the exchange rate changes.

10.  Comprehensive Loss

    The only components of comprehensive loss reported by the Company are net loss and foreign currency translation adjustments.

                                             For the Three Months Ended     For the Nine Months Ended
                                                    September 30,                  September 30,
                                                2000           1999            2000           1999
                                             -----------    -----------    ------------    -----------
    Net loss                                 $(2,207,060)   $(4,669,960)   $(10,840,155)   $(5,522,308)
    Foreign currency
       translation adjustments                  (206,003)       728,000      (1,018,342)      (826,000)
                                             -----------    -----------    ------------    -----------
    Comprehensive loss                       $(2,413,063)   $(3,941,960)   $(11,858,497)   $(6,348,308)
                                             ===========    ===========    ============    ===========

                       NMT Medical, Inc. and Subsidiaries
                   Notes to Consolidated Financial Statements
                                  (continued)

11.  Accrued Expenses

     Accrued expenses consist of the following at:

                                                  September 30,  December 31,
                                                       2000         1999
                                                  -------------  ------------

     Payroll and payroll related                   $2,232,119    $1,607,773
     Sales taxes                                      523,555       560,000
     Other accrued expenses                         1,958,551     2,461,593
                                                   ----------    ----------
                                                   $4,714,225    $4,629,366
                                                   ==========    ==========

12.  Segment Reporting

     The Company applies the provisions of SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information. SFAS No. 131 established standards for reporting information about operating segments in annual financial statements and requires selected information about operating segments in interim financial reports issued to stockholders. It also established standards for related disclosures about products and services and geographic areas. Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision, or decision making group, in deciding how to allocate resources and in assessing performance. The Company's chief operating decision making group includes members of Senior Management and the Board of Directors. The operating segments are managed separately because each represents specific types of medical devices for specific markets (i.e., the core technologies segment includes minimally- invasive medical devices that were the Company's primary products prior to the acquisition of its Neurosciences division while the neurosurgical segment includes primarily neurosurgical medical devices that were the primary products of the Neurosciences division). The Company's operating segments include the core technologies product line and the neurosurgical product line. Revenues for the core technologies product line are derived from sales of the Simon Nitinol Filter (SNF) and the CardioSEAL Septal Occluder, as well as from licensing revenues from the Company's self-expanding stents. Revenues for the neurosurgical product line are derived from sales of cerebral spinal fluid shunts on the Spetzler Titanium Aneurysm Clip.

     The accounting policies of the segments are the same as those described in the summary of significant accounting policies. The Company evaluates performance based on stand-alone operating segment net income. Revenues are attributed to geographic areas based on where the customer is located. Segment information is presented as follows:

                                For the Three Months Ended  For the Nine Months Ended
                                        September 30,               September 30,
                                     2000          1999          2000         1999
                                  ----------    ----------   -----------  -----------
 Segment Revenues:
  Core technologies products      $4,997,292    $4,035,630   $14,937,781  $10,754,335
  Neurosurgical products           4,197,000     5,273,000    13,455,000   15,531,000
                                  ----------    ----------   -----------  -----------
      Total revenues              $9,194,292    $9,308,630   $28,392,781  $26,285,335
                                  ==========    ==========   ===========  ===========

 Segment Interest Income:
  Core technologies products      $   69,046    $  116,462   $   135,879  $   449,623
  Neurosurgical products                  --            --            --           --
                                  ----------    ----------   -----------  -----------
      Total                       $   69,046    $  116,462   $   135,879  $   449,623
                                  ==========    ==========   ===========  ===========

                       NMT Medical, Inc. and Subsidiaries
                   Notes to Consolidated Financial Statements
                                   (continued)

12.  Segment Reporting--(continued)

                                             For the Three Months Ended    For the Nine Months Ended
                                                    September 30,                 September 30,
                                                2000           1999            2000          1999
                                            ------------    -----------    ------------   -----------
 Segment Interest Expense:
  Core technologies products                $   (199,058)   $  (606,193)   $   (969,886)  $(2,009,714)
  Neurosurgical products                              --        (16,000)        (69,000)      (27,000)
                                            ------------    -----------    ------------   -----------
      Total                                 $   (199,058)   $  (622,193)   $ (1,038,886)  $(2,036,714)
                                            ============    ===========    ============   ===========


 Segment Income Tax Provision (Benefit):
  Core technologies products                $         --    $   (49,700)   $         --   $  (157,100)
  Neurosurgical products                              --         26,000         (14,850)       49,000
                                            ------------    -----------    ------------   -----------
      Total                                 $         --    $   (23,700)   $    (14,850)  $  (108,100)
                                            ============    ===========    ============   ===========

Segment Depreciation and Amortization:
  Core technologies products                $    176,226    $   341,383    $    482,003   $   648,684
  Neurosurgical products                              --        171,048         470,091       637,264
                                            ------------    -----------    ------------   -----------
      Total                                 $    176,226    $   512,431    $    952,094   $ 1,285,948
                                            ============    ===========    ============   ===========
Segment Equity in Net Loss of
  and Write-Down of Note Receivable
  from Investee:
  Core technologies products                $         --    $ 1,553,348    $         --   $ 1,852,898
  Neurosurgical products                              --             --              --            --
                                            ------------    -----------    ------------   -----------
      Total                                 $         --    $ 1,553,348    $         --   $ 1,852,898
                                            ============    ===========    ============   ===========

Segment Income (Loss):
  Core technologies products                $ (1,007,060)   $(4,982,960)   $ (1,370,487)  $(6,724,308)
  Neurosurgical products                      (1,200,000)       313,000      (9,469,668)    1,202,000
                                            ------------    -----------    ------------   -----------
      Total                                 $ (2,207,060)   $(4,669,960)   $(10,840,155)  $(5,522,308)
                                            ============    ===========    ============   ===========


Segment balance sheet information is as follows as of September 30, 2000 and December 31, 1999:

                                        September 30,  December 31,
                                             2000          1999
                                        -------------  ------------
Segment Long-Lived Tangible Assets:
    Core technologies products           $ 4,364,023   $ 3,963,402
    Neurosurgical products                10,243,999    10,560,999
                                         -----------   -----------
         Total                           $14,608,022   $14,524,401
                                         ===========   ===========

                       NMT Medical, Inc. and Subsidiaries
                   Notes to Consolidated Financial Statements
                                  (continued)

13.  Contingencies

     The Company is a party to the following legal proceedings which could have a material adverse impact on the Company's results of operations or liquidity if there were an adverse outcome. Although the Company intends to pursue its rights in each of these matters vigorously, it cannot predict the ultimate outcomes.

     . In December 1998, the Company filed a patent infringement suit in the United States District Court for the District of Massachusetts (the "Court") against AGA Medical Corp. ("AGA"), claiming that AGA's Amplatzer aperture occlusion devices infringe U.S. Patent No. 5,108,420, which is licensed exclusively to the Company. The Company is seeking an injunction to prevent further infringement as well as monetary damages. In April 1999, AGA served its Answer and Counterclaims denying liability and alleging that the Company has engaged in false or misleading advertising and in unfair or deceptive business practices. AGA's counterclaims seek an injunction and an unspecified amount of damages. In May 1999, the Company answered AGA's counterclaims denying liability. There is pending before the Court a motion by AGA for summary judgment. The case is currently in discovery.

     . In papers dated November 24, 1999, Elekta AB (publ) filed a request for arbitration in the London Court of International Arbitration ("LCIA") alleging that the Company breached its payment obligation under the Sale and Purchase Agreement between the parties dated May 8, 1998 pursuant to which the Company purchased certain assets from Elekta. On January 14, 2000, the Company filed its response with the LCIA in which the Company denied Elekta's claims and indicated that it would assert a counterclaim for Elekta's breach of the same contract. On February 17, 2000 an arbitrator was appointed, and a Statement of the Case was sent to the LCIA by Elekta on March 23, 2000. On May 15, 2000, the Company filed a statement of defenses and counterclaims. On July 7, 2000, Elekta submitted a reply pleading. On October 9, 2000, the Company filed a Statement of Reply. The arbitration hearing is scheduled to begin on January 15, 2001. As currently pleaded, Elekta's claim seeks approximately $2 million in damages and NMT's counterclaim seeks approximately $2 million in damages.

     . On July 17, 2000, Sodem Diffusion SA ("Sodem") filed a claim with the Tribunal de Premiere Instance in Geneva, Switzerland, alleging that NMT NeuroSciences Implants (France), a wholly owned subsidiary of the Company ("NMT France"), breached its obligations under an exclusive distribution agreement, dated as of November 10, 1998, pursuant to which NMT France is acting as the exclusive worldwide distributor of Sodem's products. Sodem seeks approximately US$18 million in damages in addition to costs and fees of their attorneys. The Company must file its response to the claim by December 21, 2000.

     . On August 11, 2000, the Company filed a demand for arbitration before the American Arbitration Association in Boston, Massachusetts to obtain a determination that its Recovery Filter(TM) is not covered by the 1992 Agreement giving C.R. Bard, Inc. exclusive distribution rights to the Company's Simon Nitinol Filter (TM). C.R. Bard, Inc. has filed a counterclaim seeking a contrary declaration and an indeterminate amount of damages.

     . On January 21, 2000, a personal injury suit was filed in the Supreme Court of the State of New York, County of New York by Martin B. Levi, et. al. against Johnson & Johnson, Inc., et. al., including a subsidiary of the Company, claiming damages from placement of a defective Palmaz-Schatz coronary stent during a cardiac catherization procedure. Plaintiffs sought damages in excess of $31 million. The claim has been discontinued as against the Company and its subsidiary.

                       NMT Medical, Inc. and Subsidiaries
                   Notes to Consolidated Financial Statements
                                  (continued)

14.  New Accounting Pronouncements

     In June 1998, the Financial Accounting Standards Board (FASB) issued SFAS No. 133, Accounting for Derivative and Hedging Activities. SFAS No. 133, as amended by SFAS No. 137, is effective for all fiscal quarters beginning with the quarter ending September 30, 2000. SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. The Company has adopted SFAS No. 133 in its quarter ending September 30, 2000 and such adoption did not have a material impact on the Company's results of operations, financial position or cash flows.

     In March 2000, the FASB issued Interpretation No. 44, Accounting For Certain Transactions Involving Stock Compensation - An Interpretation of APB Opinion No. 25. The Interpretation clarifies the application of Opinion 25 in certain situations, as defined. The Interpretation became effective July 1, 2000, but covers certain events that occur after December 15, 1998. The effects of applying this interpretation should be applied on a prospective basis from the effective date. For the quarter ended September 30, 2000 application of this Interpretation had no effect on the Company's results of operations.

--------------------------------------------------------------------------------
                               OFFER TO EXCHANGE

                            OUTSTANDING OPTIONS TO

               PURCHASE COMMON STOCK, $.001 PAR VALUE PER SHARE,

                          HAVING AN EXERCISE PRICE OF

                          $4.00 PER SHARE OR GREATER

                                      OF

                               NMT MEDICAL, INC.

                               -----------------

     Any questions or requests for assistance or additional copies of any documents referred to in the offer to exchange may be directed to Philip A. Hoffstein, NMT Medical , Inc., 27 Wormwood Street, Boston, Massachusetts, telephone: (617) 737-0930.

                               -----------------

                                 April 6, 2001

--------------------------------------------------------------------------------